SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

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     Rule 14a-6(e)(2))
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[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                         MIDWEST EXPRESS HOLDINGS, INC.
                (Name of Registrant as Specified in its Charter)

                          -----------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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

                         MIDWEST EXPRESS HOLDINGS, INC.

October 21, 2003

Dear Fellow Shareholder:

As you are aware, the airline industry and Midwest Express Holdings have faced unprecedented challenges in recent years - including a poor revenue environment due to weak travel demand, depressed pricing and increased competitive pressures, and escalating costs for aviation insurance, security and aircraft fuel. We hope you are also well aware of our efforts to address these challenges by implementing comprehensive programs to reduce costs, improve revenue and restructure our balance sheet.

We expect these efforts to improve our company's profitability, relative to what we would have experienced if we had not effected these changes, by approximately $70 million annually going forward - a significant accomplishment that required the cooperation of employees, customers, aircraft lessors and lenders and other suppliers. Those efforts culminated this past summer, when we averted the need to file for reorganization under Chapter 11 by achieving major restructuring initiatives. These initiatives included labor cost savings and productivity improvements from our employee unions, enhanced productivity from non-represented employees, renegotiated aircraft finance agreements, and fleet plan and delivery schedule adjustments to provide for more controlled growth.

After finalizing the aircraft finance agreements and agreements with the unions, we moved forward with plans to obtain new financing as part of our comprehensive strategic plan designed to restore long-term financial health. Our objective was to obtain liquidity to help us implement our business plan and weather the continued industry down cycle and competitive pressures while we work to return to the industry-outperforming profitability that was our hallmark for so many years. We were successful in arranging this financing and are now requesting your approval of the following proposals, which are necessary to implement the financing and fulfill commitments we made to our employees:

o issuance of $10,000,000 aggregate principal amount of convertible senior secured notes and the issuance of common stock upon conversion of these notes;

o    issuance of 1,882,353 shares of common stock in an equity transaction;

o adoption of the Midwest Express Holdings, Inc. 2003 All-Employee Stock Option Plan, which will cover all of our employees other than our officers; and

o authorization of an amendment to the company's Restated Articles of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000.

The enclosed proxy statement details each item and outlines the significant adverse consequences to the company if shareholders do not approve these proposals. Please show your support for the company's efforts by voting "FOR" each of the proposals.

As you review the proxy statement, please be assured that the Board of Directors and senior leaders of Midwest Express Holdings carefully considered all available financing options before bringing these items to you for consideration. While these proposals will result in dilution of shareholders' ownership in the company, we sincerely believe they represent the best alternative and offer the most potential for long-term rewards for shareholders.

We have always taken great pride in the loyalty of our shareholders and customers. Our restructuring efforts this past summer only confirmed how fortunate we truly are. As we move forward with this vital part of our strategic plan to position our operations for the future, we are counting on your continued support. As always, thank you.

Sincerely,

/s/ Timothy E. Hoeksema

Timothy E. Hoeksema
Chairman, President and Chief Executive Officer

                         MIDWEST EXPRESS HOLDINGS, INC.
                            6744 South Howell Avenue
                           Oak Creek, Wisconsin 53154
                                 (414) 570-4000

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON NOVEMBER 21, 2003

To the Shareholders of
MIDWEST EXPRESS HOLDINGS, INC.:

     Notice is hereby given that a Special Meeting of the Shareholders (the "Meeting") of Midwest Express Holdings, Inc. (the "Company") will be held at the Clarion Hotel Airport, 5311 South Howell Avenue, Milwaukee, Wisconsin, on Friday, November 21, 2003, at 10:00 a.m., Central Standard Time, for the following purposes:

     1. To consider and approve the issuance of $10,000,000 aggregate principal amount of convertible senior secured notes and the issuance of common stock of the Company upon conversion of such notes;

     2. To consider and approve the issuance of 1,882,353 shares of common stock of the Company to certain investors;

     3. To consider and approve the Midwest Express Holdings, Inc. 2003 All-Employee Stock Option Plan; and

     4. To consider and approve a proposed amendment to Article Four of the Company's Restated Articles of Incorporation authorizing an increase in the number of authorized shares of the Company's common stock from 25,000,000 to 50,000,000 with no change in the number of authorized shares of preferred stock.

     Holders of record of the Company's common stock at the close of business on October 6, 2003 will be entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof.

Your vote is very important. Whether or not you attend the Meeting, please take the time to vote your shares by completing and mailing the enclosed proxy card or, if applicable, by following the instructions for voting by telephone or via the Internet supplied to you by your bank or brokerage firm. You retain the right to revoke the proxy at any time before it is actually voted by notice in writing to the Secretary of the Company.

                                    By Order of the Board of Directors,

                                    /s/ Carol N. Skornicka

                                    Carol N. Skornicka
                                    Senior Vice President-Corporate Development,
                                    Secretary and General Counsel

Milwaukee, Wisconsin
October 21, 2003

           -----------------------------------------------------------

                         MIDWEST EXPRESS HOLDINGS, INC.
                            6744 South Howell Avenue
                           Oak Creek, Wisconsin 53154

               Proxy Statement for Special Meeting of Shareholders
                         To Be Held on November 21, 2003

           -----------------------------------------------------------

                                  INTRODUCTION

     This Proxy Statement is furnished beginning on or about October 21, 2003 in connection with the solicitation of proxies by the Board of Directors (the "Board") of Midwest Express Holdings, Inc. (the "Company") to be used at the Special Meeting of Shareholders (the "Meeting") of the Company, which will be held at 10:00 a.m., Central Standard Time, on Friday, November 21, 2003, at the Clarion Hotel Airport, 5311 South Howell Avenue, Milwaukee, Wisconsin, and at any adjournments or postponements thereof.

               QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.   Why are we holding the Meeting?

     As you are aware, the airline industry and the Company have faced unprecedented challenges in recent years. The Company has attempted to address these challenges by implementing comprehensive programs to reduce costs, improve revenue and restructure the Company's balance sheet. The Company has also worked to obtain financing to provide liquidity to help implement its business plan and weather the continued industry down cycle and competitive pressures in the airline industry. In connection with these efforts, the Company has been successful in arranging financing and is now requesting your approval of four proposals that are necessary to implement this financing and fulfill commitments the Company made to its employees in connection with its restructuring efforts. We discuss these matters more fully below under "Background Regarding Proposals and Need for Shareholder Approval."

2.   What are the four proposals shareholders are being asked to consider?

     At the Meeting, shareholders are being asked to vote on the following four proposals: (1) a proposal to approve the issuance of $10,000,000 aggregate principal amount of convertible senior secured notes and the issuance of common stock of the Company upon conversion of such notes, (2) a proposal to approve the issuance of 1,882,353 shares of common stock of the Company to certain investors, (3) a proposal to approve the Midwest Express Holdings, Inc. 2003 All-Employee Stock Option Plan (the "All-Employee Option Plan") and (4) a proposal to approve a proposed amendment to Article Four of the Company's Restated Articles of Incorporation authorizing an increase in the number of authorized shares of the Company's common stock from 25,000,000 to 50,000,000 with no change in the number of authorized shares of preferred stock.

3.   What are the Board's recommendations?

     The Board's recommendations on the four proposals are set forth below:

     o "FOR" the issuance of $10,000,000 aggregate principal amount of convertible senior secured notes and the issuance of common stock of the Company upon conversion of such notes;

     o "FOR" the issuance of 1,882,353 shares of common stock of the Company to certain investors;

     o    "FOR" the All-Employee Option Plan; and

     o "FOR" the amendment to Article Four of the Company's Restated Articles of Incorporation authorizing an increase in the number of authorized shares of the Company's common stock from 25,000,000 to 50,000,000 with no change in the number of authorized shares of preferred stock.

4. What are the consequences to the Company if shareholders fail to approve the proposals?

     As discussed more fully below, if shareholders do not approve the matters related to the financing, then, among other things, the Company will not be able to consummate the financing transactions it has arranged and will not obtain the desired liquidity to help implement its business plan and weather the continued industry down cycle and competitive pressures in the airline industry. In addition, the Company will pay a termination fee to certain investors who have committed to purchase securities from the Company.

     As discussed more fully below, if shareholders do not approve the All-Employee Option Plan, then the Company must adjust the formula for calculating income sharing payments to employees, which could have the effect of increasing the amount of payments to which employees would be entitled.

5.   Who is entitled to vote at the Meeting?

     Only shareholders of record at the close of business on the record date for the Meeting are entitled to receive notice of and to vote at the Meeting. If you are a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Meeting, or at any postponements or adjournments of the Meeting. A list of such shareholders will be available for examination by any shareholder at the Meeting.

6. What if my shares are not held of record, but are held in "street name" by a broker?

     If your shares are held in "street name," meaning that a broker, nominee, fiduciary or other custodian holds the shares on your behalf, then your bank or brokerage firm is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm respecting the matters to be voted on at the Meeting, then your bank or brokerage firm will not be permitted to vote your shares with respect to these matters.

7.   What is the record date?

     The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on October 6, 2003.

8. How many shares of common stock were outstanding on the record date, and what are the voting rights of the holders of those shares?

     As of the record date, there were 15,517,411 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to come before the Meeting.

9.   Who can attend the Meeting?

     All shareholders as of the record date, or their duly appointed proxies, may attend the Meeting, and guests may accompany each attendee. Registration will begin at 9:00 a.m., and seating will begin immediately thereafter. If you attend the Meeting, please note that you may be asked to present valid picture identification, such as a driver's license or passport. Please also note that if you hold your shares in "street name", then you will need to bring a copy of a brokerage or similar statement reflecting your stock ownership as of the record date and check in at the registration desk at the Meeting.

10.  What constitutes a quorum?

     To carry on the business of the Meeting, a minimum number of shares of common stock, constituting a quorum, must be present. The quorum for the Meeting is a majority of the outstanding shares of common stock. This majority may be present in person or by proxy. Abstentions and broker non-votes are counted as present in determining whether there is a quorum. A "broker non-vote" occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person, but declines to vote on a particular matter because the broker does not have authority to vote on the matter.

11.  How do I vote?

     You may vote your shares in the following four ways:

     (a) By mail. If you complete and properly sign the accompanying proxy card and return it in the enclosed envelope before the Meeting, then your shares will be voted as you direct at the Meeting and any adjournments or postponements thereof. If you properly sign and return the proxy card but do not specify how to vote, then your shares will be voted in favor of each proposal set forth in the Notice of Special Meeting, except that proxy cards returned by a broker to indicate a broker non-vote will not be so voted and will not constitute a vote "for" or "against" any matter.

     (b) By telephone. If you hold your shares in "street name" through a broker, nominee, fiduciary or other custodian, then you may be able to vote your shares by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communications Service telephone program. This program allows eligible shareholders to vote by telephone. If your bank or brokerage firm is participating in ADP's telephone voting program, then your bank or brokerage firm will provide you with instructions for voting by telephone. If you vote by telephone, then you do not need to return your proxy card by mail. If your bank or brokerage firm does not provide you with instructions for voting by telephone or the Internet, then please mark your proxy card, date and sign it, and return it in the enclosed envelope.

     (c) By Internet. If you hold your shares in "street name" through a broker, nominee, fiduciary or other custodian, then you may be able to vote your shares on the Internet. A large number of banks and brokerage firms are participating in the ADP Investor Communications Service online program. This program allows eligible shareholders to vote on the Internet. If your bank or brokerage firm is participating in ADP's online voting program, then your bank or brokerage firm will provide you with instructions for voting on the Internet. If you vote on the Internet, then you do not need to return your proxy card by mail. If your bank or brokerage firm does not provide you with instructions for voting on the Internet or telephone, then please mark your proxy card, date and sign it, and return it in the enclosed envelope.

     (d) In person. Written ballots will be available from the Company's Secretary before the Meeting commences. If your shares are held in the name of a bank, broker or other holder of record, then you must obtain a proxy, executed in your favor, from the holder of record for you to vote your shares at the Meeting if you decide to attend in person. However, if you do send in your proxy card, and also attend the Meeting, then there is no need to vote again unless you wish to revoke your proxy as discussed in question 12 below.

     If available, telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been properly recorded. Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that the shareholders must bear.

12.  Can I change my vote after I return my proxy card?

     Yes. Even after you have submitted your proxy card, you may revoke your proxy at any time before the proxy is voted at the Meeting by delivering notice of such revocation to the Secretary of the Company in open meeting or in writing by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. Presence at the Meeting by a shareholder who has signed a proxy does not itself revoke the proxy.

13.  What vote is required to approve the proposals?

     To approve proposals 1, 2 and 3, the number of votes cast in favor of each proposal must exceed the number of votes cast in opposition to it, and the total votes cast on each proposal must represent over 50% of the shares of common stock entitled to vote. To approve proposal 4, the number of votes cast in favor of the amendment to the Restated Articles of Incorporation must exceed the number of votes cast in opposition to it. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum, as noted above, but do not constitute a vote "for" or "against" any matter and will be disregarded in the calculation of "votes cast."

14.  Where can I find more information relating to the Company?

     The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document the Company filed at the Security and Exchange Commission's public reference room at 450 Fifth Street N.W., Washington D.C. 20549. Please call the Securities and Exchange Commission at 800-SEC-0330 for further information on the public reference room. The Company's Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at www.sec.gov.

     In addition, the Company maintains a web site at www.midwestairlines.com. On its web site, the Company makes available, free of charge, the Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, as soon as reasonably practical after the reports have been electronically filed or furnished to the Securities and Exchange Commission. The Company is not including the information contained on or available through its web site as part of, or incorporating such information by reference into, this Proxy Statement.

                  SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

     This Proxy Statement, particularly the "Background Regarding Proposals and Need for Shareholder Approval" section, contains forward-looking statements that may state the Company's or management's intentions, hopes, beliefs, expectations or predictions for the future. The Company intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of those safe harbor provisions. In the following discussion and elsewhere in the Proxy Statement, statements containing words such as "expect," "believe," "estimate," "objective," "should" or similar words are intended to identify forward-looking statements.

     These forward looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company's control. These risks, uncertainties and other factors could cause actual results to differ materially from those expressed or implied by those forward-looking statements. Among such risks, uncertainties and other factors are the following:

     o the Company's ability to generate sufficient cash flows to meet obligations on a timely basis;
     o the Company's ability to successfully achieve desired profit-improvement and growth measures;
     o    the Company's ability to benefit from premium pricing;
     o    uncertainties related to general economic factors;
     o increased competition in the Company's primary markets and other competitive developments;
     o    industry conditions;
     o    scheduling developments;
     o government regulations, including increased costs for compliance with new or enhanced government regulations;
     o    aircraft maintenance and refurbishment schedules;
     o    potential delays related to acquired aircraft;
     o    increases in fuel costs or the failure of fuel costs to decline;
     o    interest rates;
     o    increased costs for security-related measures;
     o higher fixed costs associated with Boeing 717 aircraft that the Company is acquiring;
     o potential aircraft incidents and other events beyond the Company's control (for example, traffic congestion and weather conditions); and
     o terrorist attacks or fear of terrorist attacks, and other world events, including U.S. military involvement in overseas operations.

     The Company cautions you not to place undue reliance on these forward-looking statements, which have been made as of the date of this Proxy Statement.

        BACKGROUND REGARDING PROPOSALS AND NEED FOR SHAREHOLDER APPROVAL

General

     The airline industry has undergone significant change in the last three years. The stagnant economy and the tragedy of September 11, 2001 lowered travel demand, primarily by business travelers who traditionally have paid higher airline fares, and severely impacted the industry. Compounding these problems was the threat of war with Iraq that resulted in record-high fuel prices in the first quarter of 2003, followed by the actual war with Iraq and the SARS epidemic. Combined with excess capacity in the industry and the growth of low-fare airlines, these factors have resulted in substantial declines in passenger revenue, higher costs and substantial losses among most airlines, including the Company.

     Although the Company was profitable for 14 consecutive years through 2000, the fundamental changes in the industry caused significant financial losses in 2001, 2002 and the first half of 2003 and have required the Company to broadly restructure its operations. These changes are aimed at restoring the Company to long-term financial health.

     In July 2003, as part of its restructuring efforts, the Company announced that it had reached preliminary agreements with all three of its represented employee groups - the Midwest Air Line Pilots Association, the Skyway Air Line Pilots Association and the Midwest Association of Flight Attendants- that provided for labor cost savings and productivity improvements. In addition, the Company announced that its non-represented employee groups were working to develop process and productivity improvements, which are expected to be implemented by the end of 2003. The Company is targeting concessions and productivity initiatives from represented and non-represented employees to improve profitability and reduce costs, relative to what the Company would have experienced without these measures, by approximately $60 million over a five-year period. The Company also announced that it had reached preliminary agreements with certain of its lessors and lenders on renegotiating its existing aircraft finance agreements to reflect current market conditions.

     In August 2003, the Company announced that it had finalized the aircraft financing restructuring agreements with the aircraft lessors and lenders participating in the Company's restructuring efforts. In connection with these agreements, the Company issued warrants to certain lessors and lenders that give the holders the right to purchase, in the aggregate, 1,551,741 shares of common stock at an exercise price of $4.78 per share. The Company was not required to seek shareholder approval for the issuance of the warrants and is not seeking such approval at the Meeting.

     In August 2003, the Company also announced that it had finalized the restructuring agreements with all three of its represented employee groups. These agreements include amendments to collective bargaining agreements with the represented employee groups that extend for five years and contemplate the All-Employee Option Plan and an income sharing program. Employee-related cost savings will be generated primarily by productivity improvements across the Company and work rule changes, which will be implemented in the near future. Under the All-Employee Option Plan, the Company intends to grant to its represented and non-represented employees, other than officers of the Company and its subsidiaries, options to purchase, in the aggregate, 1,551,741 shares of common stock at an exercise price of $2.89 per share. The All-Employee Option Plan and related grants are contingent on approval by the Company's shareholders, which the Company is seeking at the Meeting.

     After finalizing the aircraft finance agreements and agreements with the unions, the Company moved forward with plans to obtain new financing as part of its comprehensive strategic plan designed to restore long-term financial health. The Company's objective was to obtain short-term and long-term liquidity to help it implement its business plan and weather any continued industry down cycle and competitive pressures while it works to return to profitability and to provide some level of comfort to its customers, creditors, employees and investors in the existing uncertain environment.

     On September 30, 2003, in connection with its restructuring efforts, the Company announced that it had entered into agreements under which it expects to raise financing of approximately $33,000,000 (net proceeds of which are expected to be approximately $30,500,000, after commissions and expenses). The financing includes two components: (i) the sale of $25,000,000 aggregate principal amount of 6.75% convertible senior secured notes (the "Notes") due October 1, 2008 (the "Debt Transaction"); and (ii) the sale of 1,882,353 shares of common stock for an aggregate purchase price of approximately $8,000,000 (the "Equity Transaction"). Each component involved a private placement to qualified institutional buyers and accredited investors.

     The Debt Transaction will be completed in two steps. In the first step, which occurred on September 29, 2003, the Company sold Notes in an aggregate principal amount of $15,000,000 (the "First Closing"). The release of proceeds from the First Closing is subject to the Company delivering security for the Notes. The Company was not required to seek shareholder approval of the First Closing and is not seeking such approval at the Meeting. As the second step of the Debt Transaction, the Company is obligated to sell and investors are obligated to purchase an additional $10,000,000 of Notes at a later date (the "Second Closing"), subject to satisfaction of certain conditions, including receipt of shareholder approval and consummation of the Equity Transaction. The second component of the Company's financing efforts is the Equity Transaction. In connection with the Equity Transaction, the Company agreed to sell 1,882,353 shares of common stock at a later date for an aggregate purchase price of approximately $8,000,000, subject to satisfaction of certain conditions including receipt of shareholder approval.

Capitalization

     Subsequent to June 30, 2003, the end of the Company's second quarter, the Company achieved major restructuring initiatives, including: labor cost savings and productivity improvements from the Company's employee unions and enhanced productivity from non-represented employees; renegotiated aircraft finance agreements with its lessors and lenders; and fleet plan and delivery schedule adjustments to provide for more controlled growth. In return for their contributions to the restructuring efforts, the Company agreed to grant stock options to certain employees (represented and non-represented) pursuant to the All-Employee Option Plan, for which the Company is seeking shareholder approval at the Meeting.

     In addition, the Company has reached agreements relating to the Debt Transaction (the Company is seeking shareholder approval at the Meeting for the issuance of Notes in the Second Closing and the issuance of common stock upon conversion of such Notes) and the Equity Transaction (the Company is seeking shareholder approval at the Meeting for the issuance of common stock in the Equity Transaction). These achievements have significantly impacted the Company's capitalization structure. The table below highlights matters relating to the Company's capitalization structure by showing:

     o the Company's actual consolidated capitalization as of June 30, 2003, based on unaudited financial information;

     o the Company's pro forma capitalization giving effect to the following restructuring efforts for which the Company is not seeking shareholder approval:

          >> the final agreements with the Company's aircraft lessors and lenders;

          >> completing a proposed sale/leaseback transaction of the Company's headquarters facility with net proceeds of approximately $9.5 million (this transaction has not yet been completed);

          >> completing a transaction with Milwaukee County, Racine County and the State of Wisconsin that will result in Milwaukee County becoming the guarantor on $14.2 million of industrial development revenue bonds (the "County Transaction", which had not been completed as of October 20, 2003);

          >> the cash collateralization of letters of credit under the Company's current senior credit facility, which will occur subsequent to, or concurrently with, and is contingent on completion of the County Transaction; and

          >> release of proceeds from the First Closing, which will occur subsequent to, or concurrently with, and is contingent on completion of the County Transaction (collectively, the "Restructuring"); and

     o the Company's pro forma capitalization giving effect to the Restructuring as well as consummation of the Second Closing and the Equity Transaction, for which the Company is seeking shareholder approval, and the expected accounting effect of the grant of options under the All-Employee Option Plan (collectively, the "Financing").

     This table should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

Capitalization
--------------------------------------------------------------------------------------

(unaudited, $ in thousands)
                                                          June 30, 2003
                                            ------------------------------------------
                                                        Pro Forma for    Pro Forma for
                                              Actual    Restructuring     Financing(1)
                                            --------    -------------    -------------

Unrestricted cash                            $35,023        $48,950          $65,570
Restricted cash(2)                            25,558         26,558           26,558

Notes payable                                  2,344            375              375
Current maturities of long-term debt          32,614            627              627
Long-term debt                                 2,314         45,725           55,725
Long-term debt on pre-delivery
 progress payments                            41,118         41,118           41,118
                                            --------       --------         --------
      Total debt                             $78,390        $87,845          $97,845
                                            ========       ========         ========

Shareholders' equity:
   Preferred stock                          $      -       $      -         $      -
   Common stock                                  162            162              196
   Additional paid-in capital                 32,126         36,898           47,358
   Treasury stock, at cost                   (15,578)       (15,578)         (15,578)
   Retained earnings                          99,883         98,362           96,234
   Cumulative other comprehensive income           -              -                -
                                            --------       --------         --------
   Total shareholders' equity               $116,593       $119,844         $128,210
                                            --------       --------         --------
      Total capitalization                  $194,983       $207,689         $226,055
                                            ========       ========         ========

      Total debt to total capitalization       40.2%          42.3%            43.3%

--------------------------------------------------------------------------------------
(1)  Pro forma for Second Closing and Equity Transaction is based on aggregate gross proceeds for both transactions of approximately $18,000,000 and aggregate net proceeds for both transactions of approximately $16,900,000.

(2) Restricted cash is primarily advance ticket sales held by the credit card processor until the related travel occurs.

     As of September 30, 2003, 15,517,411 shares of common stock were issued and outstanding. As of September 30, 2003, the Company had commitments to issue shares as follows:

     o 1,551,741 shares of common stock are issuable on exercise of the warrants that the Company delivered to aircraft financing lessors and lenders in August 2003, before giving effect to an anti-dilution adjustment relating to the Equity Transaction and any subsequent anti-dilution adjustments;

     o 3,000,000 shares are issuable upon conversion of the Notes sold at the First Closing, before giving effect to any anti-dilution adjustments;

     o 2,000,000 shares would be issuable upon conversion of the Notes to be sold at the Second Closing, before giving effect to any anti-dilution adjustments, if shareholders approve the issuance of $10,000,000 aggregate principal amount of Notes and the issuance of common stock upon conversion of these Notes at the Meeting; and

     o 1,882,353 shares would be issuable in the Equity Transaction if shareholders approve the Equity Transaction at the Meeting.

     In addition,

     o 1,551,741 shares of common stock would be issuable on exercise of options under the All-Employee Option Plan, before giving effect to any subsequent anti-dilution adjustments, if shareholders approve the All-Employee Option Plan at the Meeting;

     o 2,358,275 shares of common stock have been reserved for issuance pursuant to the Company's 1995 Stock Option Plan, as amended, under which options to purchase 2,016,812 shares of common stock were outstanding on September 30, 2003 (1,697,312 of which have exercise prices in excess of the fair market value of the common stock on September 30, 2003);

     o 32,305 shares of common stock are issuable pursuant to the Company's 1995 Stock Option Plan for Outside Directors, as amended; and

     o 56,250 shares of common stock have been reserved for issuance pursuant to the Company's Annual Incentive Plan.

Factors the Board Considered

     The Board and management of the Company reviewed and considered a number of debt and equity financing alternatives before deciding to proceed with the Debt Transaction and the Equity Transaction. The members of the Board have unanimously approved these transactions and have determined that each of these is in the best interest of the Company and its shareholders. In doing so, the Board considered a number of factors including the Company's need for short-term and long-term liquidity to help it implement its business plan and weather any continued industry down cycle and competitive pressures while it works to return to profitability and to provide some level of comfort to its customers, creditors, employees and investors in the existing uncertain environment; the impending need to refinance the Company's secured credit facility; and industry conditions, which impacted the willingness of investors to invest in the Company and impacted the value of the Company's assets available as collateral for debt financing. In addition, the Board believes the employee options that the Company would grant to substantially all employees under the All-Employee Option Plan are appropriate in light of the labor cost savings and productivity improvements that will benefit the Company under amended collective bargaining agreements and enhanced productivity that non-represented employees will provide. The Company is targeting concessions and productivity initiatives from represented and non-represented employees to improve profitability and reduce costs, relative to what the Company would have experienced without these measures, by approximately $60 million over a five-year period.

Reasons for Seeking Shareholder Approval

     As discussed above, the Second Closing, the consummation of the Equity Transaction and the All-Employee Option Plan are each contingent on approval by the Company's shareholders. Accordingly, as Proposal No. 1, the Company is requesting that shareholders consider and approve the issuance of $10,000,000 aggregate principal amount of Notes and the issuance of common stock upon conversion of such Notes; as Proposal No. 2, the Company is requesting that shareholders consider and approve the issuance of 1,882,353 shares of common stock; and as Proposal No. 3, the Company is requesting that shareholders consider and approve the All-Employee Option Plan.

     In light of the commitments that the Company has to issue shares outlined above under "Capitalization," the Company currently has only approximately 2,500,000 shares of common stock that are not reserved and that the Company may issue, and that amount does not reflect shares that would be issuable in connection with Proposal No. 1, Proposal No. 2 and Proposal No. 3. If the Company's shareholders approve Proposal No. 1, Proposal No. 2 and/or Proposal No. 3, then the Company may not have the authority to issue the required amount of shares of common stock. Accordingly, as Proposal No. 4, the Company is requesting that shareholders consider and approve a proposed amendment to Article Four of the Company's Restated Articles of Incorporation authorizing an increase in the number of authorized shares of the Company's common stock from 25,000,000 to 50,000,000 with no change in the number of authorized shares of preferred stock.

     Further, the Company's common stock is listed on the New York Stock Exchange (the "NYSE") and is subject to the rules set forth in the NYSE Listed Company Manual (the "Manual"). Section 312.03 of the Manual requires shareholder approval prior to issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. For purposes of the NYSE 20% calculation, the sale of Notes at the Second Closing that are convertible into common stock and consummation of the Equity Transaction involve the issuance of common stock, or of securities convertible into common stock, in excess of 20% of the number of shares of common stock outstanding before the issuance. Accordingly, the Company is requesting that shareholders consider and approve Proposal No. 1 and Proposal No. 2 to comply with Section 312.03. Section 303A(8) of the Manual requires that all equity-compensation plans be subject to shareholder approval, subject to limited exceptions. Accordingly, the Company is requesting that shareholders consider and approve Proposal No. 3 to comply with
Section 303A(8).

Consequences of Failure to Obtain Shareholder Approval

     If shareholders do not approve matters to enable the Company to consummate the Second Closing, then the Company must pay $250,000 to investors who had committed to purchase the Notes at the Second Closing. If shareholders do not approve the issuance of shares in the Equity Transaction, then investors who had committed to purchase the Notes in the Second Closing will not be obligated to purchase them, and to the extent they choose not to do so, the Company would have to pay up to $250,000 to such investors. The warrants that the Company issued to aircraft lessors and lenders contain certain provisions that protect the holders against dilutive issuances of common stock. Certain of those provisions expire in 2005, but they expire only if the Company raises at least $30 million in financing. The Company believes that the consummation of the Debt Transaction in full and the Equity Transaction will result in the expiration of these provisions at that time. If shareholders do not approve matters to enable the Company to consummate the Second Closing and issue shares of common stock in the Equity Transaction, then those provisions will remain in effect until the Company can obtain financing in that amount. In addition, if the Company cannot consummate the Second Closing and/or the Equity

Transaction, then the Company may develop short-term or long-term liquidity issues resulting from industry volatility, effects of operating leverage in the industry and the existing uncertain industry environment. Further, because the Company has already pledged to purchasers of Notes at the First Closing the assets that would also serve as collateral for the Notes that the Company would have sold at the Second Closing, those assets would not be available to serve as collateral for any other or additional debt financing, and that would constrain the Company's ability to obtain alternative debt financing.

     If shareholders do not approve the All-Employee Option Plan, then the Company must adjust the formula for calculating income sharing payments to employees, which could have the effect of increasing the amount of payments to which employees would be entitled. In general, under the income sharing plan, the Company intends to make a "pool" of funds available to employees, the amount of which would equal 1.75 multiplied by the Company's earnings before taxes margin (earnings before taxes divided by consolidated revenues) multiplied by the Company's earnings before taxes, subject to a cap of 14% of the Company's earnings before taxes. If shareholders do not approve the All-Employee Option Plan, then the 1.75 multiplier becomes 2.0 and the 14% cap becomes 17%.

Additional Information

     The discussion in this Proxy Statement respecting the Debt Transaction summarizes the material terms of the Notes and related documents. Those documents are as follows, each of which is filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2003: (i) the Securities Purchase Agreement, dated September 29, 2003 (the "Debt Purchase Agreement"), by and among the Company, Midwest Airlines, Inc., a Wisconsin corporation and wholly owned subsidiary of the Company ("Midwest"), Skyway Airlines, Inc., a Delaware corporation and wholly owned subsidiary of Midwest ("Skyway"), YX Properties, LLC, a Nebraska limited liability company and an indirect subsidiary of the Company ("YX") (Midwest, Skyway and YX, collectively, the "Co-Borrowers") and certain qualified institutional buyers and accredited investors (the "Debt Investors"), (ii) the Registration Rights Agreement, dated September 29, 2003, by and among the Company and the Debt Investors, (iii) the Form of Convertible Senior Secured Note, (iv) the Security Agreement, dated September 29, 2003 by and among the Company, the Co-Borrowers, the Debt Investors and the collateral agent named therein (the "Security Agreement"), (v) the Escrow Agreement, dated September 29, 2003, by and among the Company, the Co-Borrowers, the Debt Investors and the escrow agent named therein and (vi) the Mortgage, dated September 29, 2003, granted by Skyway (the "Mortgage").

     The discussion in this Proxy Statement of the terms of the Equity Transaction is only a summary of relevant documents. Those documents are as follows, each of which is filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2003:
(i) the Securities Purchase Agreement, dated September 29, 2003 (the "Equity Purchase Agreement"), by and among the Company and certain qualified institutional buyers and accredited investors (the "Equity Investors") and (ii) the Registration Rights Agreement, dated September 29, 2003, by and among the Company and the Equity Investors.

                                 PROPOSAL NO. 1

         APPROVAL OF ISSUANCE OF $10,000,000 AGGREGATE PRINCIPAL AMOUNT
              OF CONVERTIBLE SENIOR SECURED NOTES AND THE ISSUANCE
                  OF COMMON STOCK UPON CONVERSION OF SUCH NOTES

Reasons for the Debt Transaction

     As indicated above, the Debt Transaction is part of the Company's restructuring efforts designed to restore the Company to long-term financial health. The Company intends that the net proceeds resulting from the Debt Transaction will be used for general corporate purposes, including working capital.

Summary of the Material Terms of the Notes

     Interest and Maturity. The Notes bear interest at a rate of 6.75% annually, subject to increase upon the occurrence of an event of default. Interest will be paid on April 1 and October 1 of each year, beginning on April 1, 2004. The Notes mature on October 1, 2008.

     Ranking. The Notes will rank senior to all existing and any future subordinated indebtedness of the Company and the Co-Borrowers.

     Conversion Rights. The Notes are convertible into shares of common stock of the Company at a conversion price of $5.00 per share, unless that price is otherwise adjusted as discussed below under Anti-Dilution Adjustments. (The common stock issuable upon conversion of the Notes is referred to herein as the "Conversion Shares.")

     The Debt Investors are generally entitled to convert any portion of the outstanding and unpaid principal of their Notes at any time in accordance with the applicable provisions of the Notes. The Company and the Co-Borrowers are entitled to cause the conversion of all of the aggregate outstanding and unpaid principal of the Notes at any time after October 1, 2006 provided that certain conversion conditions described in the Notes are satisfied or waived.

     Neither the Company and the Co-Borrowers nor any Debt Investor may convert any portion of the outstanding and unpaid principal of the Notes to the extent that, after giving effect to such conversion, the Debt Investor (together with such Debt Investor's affiliates) would beneficially own in excess of 4.99% or 9.99%, as the case may be for the respective Debt Investor, of the number of shares of common stock outstanding immediately after giving effect to such conversion. However, a Debt Investor may waive the 4.99% limitation with such waiver being effective on the 61st calendar day after the Company receives notice of the waiver.

     Anti-Dilution Adjustments. The Company will make an adjustment to the conversion price if:

     o the Company (1) declares a dividend or makes a distribution payable in common stock, convertible securities or stock purchase rights; (2) splits or combines its common stock; or (3) declares a dividend or makes a distribution payable in cash, evidences of indebtedness or assets; or

     o the Company issues or sells common stock prior to August 19, 2005 at a price per share less than the then current conversion price or issues or sells convertible securities or stock purchase rights to acquire shares of common stock at a price per share less than the then current conversion price (other than the delivery of the warrants issued by the Company in August 2003 or the issuance of common stock upon exercise of such warrants, the grant of options under the All-Employee Option Plan or the issuance of common stock upon exercise of such options, the grant of options under the Company's employee benefit plans or director plans or the issuance of common stock upon exercise of such options and the issuance of common stock in the Equity Transaction); or

     o the Company effects any reorganization or reclassification or recapitalization; any consolidation or merger; any share exchange; or the sale of all or substantially all of the Company's assets as a result of which holders of common stock become entitled to receive any securities and/or other assets.

     Collateral. The Notes related to the Second Closing and the Notes related to the First Closing will be secured by certain assets of the Company and the Co-Borrowers existing on September 29, 2003 in accordance with the Security Agreement and by the Mortgage (the "Collateral"). The Collateral will be released when the Company satisfies certain conditions, including maintaining a specified unrestricted cash balance.

     Optional Redemption. At any time from and after October 1, 2006, subject to certain conditions specified in the Notes being satisfied or waived, the Company and the Co-Borrowers will have the right to redeem all or any part of the principal amount of the Notes at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest. Upon a change of control of the Company, the Debt Investors will have the option to require the Company to redeem the Notes at a price of 110% of the principal amount of the Notes being redeemed, plus accrued interest.

     Operating Restrictions. Pursuant to the terms of the Notes, the Company and/or the Co-Borrowers are subject to certain operating restrictions that, among other things, limit the Company's and/or the Co-Borrowers' ability to sell assets and make loans.

     In addition, the Company may not, except as required under certain contracts, plans or arrangements, redeem, declare or pay any cash dividends or distributions on common stock without the prior express written consent of the holders of at least two-thirds of the aggregate principal amount of the then outstanding Notes.

     Events of Default. The Notes contain customary events of default for debt securities of this type, including, among others, failure to make payments when due, breaches of covenants, breaches of representations and warranties, cross-default to other indebtedness, bankruptcy and insolvency defaults and unsatisfied judgment defaults. In addition, the Notes provide that any failure of the Company to maintain a minimum unrestricted cash balance for a specified period constitutes an event of default.

     Registration Rights. In connection with the Debt Transaction, the Company entered into a Registration Rights Agreement with the Debt Investors pursuant to which the Company is required to file a registration statement covering the resale of the Conversion Shares within five business days of receipt of a favorable shareholder vote on this Proposal No. 1. The Company is also required to use its reasonable best efforts to have such registration statement declared effective within 90 days of the First Closing. A 1% penalty, payable monthly in arrears, will be imposed if the registration statement is not declared effective within 120 days of the First Closing and for suspensions of more than 30 business days in any twelve-month period other than any agreed upon grace periods.

Factors Affecting Current Shareholders

     Holders of the Notes will have certain rights that are senior to those of the holders of the common stock. While the members of the Board have unanimously approved the Debt Transaction and have resolved that it is in the best interests of the Company, shareholders should consider the following possible factors as well as other information contained in this Proxy Statement in evaluating Proposal No. 1.

     Effect on Market Price. The issuance of the Notes, the ability of the Debt Investors to convert such Notes into common stock and the conversion and exercise price adjustment provisions of the Notes, respectively, may impact trading patterns and adversely affect the market price of the common stock. Such downward pressure could encourage short sales by certain investors that could place further downward pressure on the price of the common stock.

     Priority of Claims. The holders of the Notes have a claim against the Company's assets senior to the holders of common stock in the event of the Company's liquidation or bankruptcy.

     Dilution. The shares issuable upon the conversion of the Notes, as well as any additional shares that may be issued as part of any additional financing, will dilute the ownership interests of existing shareholders, particularly if such conversion is at a price below the then current market price. Adjustments to the conversion price of the Notes could further dilute the ownership interests and voting power of existing shareholders.

     Registration Rights. All shares of common stock issuable upon the conversion of the Notes will be entitled to certain registration rights. Consequently, if such shares are registered, such shares will be freely transferable without restriction under the Securities Act. Such free transferability could materially and adversely affect the market price of the common stock if a sufficient number of such shares are sold into the market. In addition, even if the shares of common stock are not registered, the Debt Investors may be eligible to sell some of the common stock pursuant to Rule 144 under the Securities Act.

Consequences of Not Approving

     As indicated above under "Consequences of Failure to Obtain Shareholder Approval," if shareholders do not approve Proposal No. 1, then the Company must pay a penalty to investors who had committed to purchase the Notes, certain anti-dilution provisions related to outstanding warrants will remain in effect, and the Company may develop short-term and long-term liquidity issues.

Board Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 1.

                                 PROPOSAL NO. 2

                  APPROVAL OF THE ISSUANCE OF 1,882,353 SHARES
                                 OF COMMON STOCK


Reasons for the Equity Transaction

     The Equity Transaction also is part of the Company's restructuring efforts designed to restore the Company to long-term financial health. The Company intends that the net proceeds resulting from the Equity Transaction will be used for general corporate purposes.

Factors Affecting Current Shareholders

     While the members of the Board have unanimously approved the Equity Transaction and have resolved that it is in the best interests of the Company, shareholders should consider the following possible factors as well as other information contained in this Proxy Statement in evaluating Proposal No. 2.

     Effect on Market Price. The issuance of the common stock may impact trading patterns and adversely affect the market price of the common stock. Such downward pressure could encourage short sales by certain investors, which could place further downward pressure on the price of the common stock.

     Dilution. The shares issuable in connection with the Equity Transaction, as well as any additional shares that may be issued as part of any additional financing, will dilute the ownership interests of existing shareholders.

     Registration Rights. All shares of common stock issuable in connection with the Equity Transaction will be entitled to certain registration rights. Consequently, if such shares are registered, such shares will be freely transferable without restriction under the Securities Act. Such free transferability could materially and adversely affect the market price of the common stock if a sufficient number of such shares are sold into the market. In addition, even if the shares of common stock are not registered, the Equity Investors may be eligible to sell some of the common stock pursuant to Rule 144 under the Securities Act.

Consequences of Not Approving

     As indicated above under "Consequences of Failure to Obtain Shareholder Approval," if shareholders do not approve Proposal No. 2, then investors who had committed to purchase the Notes in the Second Closing will not be obligated to purchase them and the Company could have to pay a penalty to such investors, certain anti-dilution provisions related to outstanding warrants will remain in effect, and the Company may develop short-term and long-term liquidity issues.

Board Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 2.

                                 PROPOSAL NO. 3

                    APPROVAL OF THE All-EMPLOYEE OPTION PLAN

General

     In connection with the Company's restructuring efforts, the All-Employee Option Plan was adopted by the Board on August 20, 2003, subject to shareholder approval, and will become effective on the date of such approval. The following is a summary description of the All-Employee Option Plan.

Summary of Material Terms of the All-Employee Option Plan

     Purpose. The purpose of the All-Employee Option Plan is to provide employees, other than officers of the Company and its subsidiaries, with an opportunity to become owners of the Company in recognition of their efforts and results that have contributed to the survival and success of the Company or of an affiliate of the Company and, through that ownership interest in the Company, to increase their motivation for and interest in the Company's or affiliate's long-term success. As previously noted, the Company is targeting concessions and productivity initiatives from represented and non-represented employees to improve profitability and reduce costs, relative to what the Company would have experienced without these measures, by approximately $60 million over a five-year period.

     Stock Subject to All-Employee Option Plan. Under the All-Employee Option Plan, 1,551,741 shares of common stock are reserved for issuance (subject to adjustment as described below).

     Administration and Grant Limits. The All-Employee Option Plan and all options granted pursuant to the All-Employee Option Plan will be administered by the Compensation Committee of the Board or such other committee appointed by the Board to administer the All-Employee Option Plan (the "Committee"). If permitted by law, the Committee may delegate to an officer of the Company or another committee any or all of its authority and responsibility. However, each of the Midwest Air Line Pilots Association, the Skyway Air Line Pilots Association and the Midwest Association of Flight Attendants has authority under the All-Employee Option Plan to select participants and determine the number of options granted to each such participant who are members of their respective collective bargaining units, subject to the following:

     o at least 791,853 shares of common stock are reserved for grants of options to union participants who are members of the Midwest Air Line Pilots Association;
     o at least 22,191 shares of common stock are reserved for grants of options to union participants who are members of the Skyway Air Line Pilots Association;
     o at least 117,001 shares of common stock are reserved for grants of options to union participants who are members of the Midwest Association of Flight Attendants; and
     o the remaining shares of common stock are reserved for grants of options to union or non-union participants.

     Adjustments. Upon the occurrence of one of the dilutive events specified below, the terms of the All-Employee Option Plan require the Company to make an adjustment to the option price of the options and, in the case of Item 1 and
Item 2 only, an adjustment to the total number of shares of common stock issuable upon exercise of the options and the aggregate number of shares issuable under the All-Employee Option Plan. For each option, the adjustment to the number of shares of common stock issuable is calculated by multiplying the unadjusted option price by the number of shares of common stock then issuable under the option and dividing the product by the adjusted option price so that the adjustment to the number of shares is proportionate to the adjustment in the option price.

     1. The option price and the number of shares issuable upon exercise of the option will be adjusted when the Company (1) declares a dividend or makes a distribution payable in common stock, convertible securities or stock purchase rights; (2) splits or combines its common stock; or (3) declares a dividend or makes a distribution payable in cash, evidences of indebtedness or assets;

     2. The option price will be adjusted downward and the number of shares issuable upon exercise of the option increased when the Company issues or sells common stock at a price per share less than the then current option price or issues or sells convertible securities or stock purchase rights to acquire shares of common stock at a price per share less than the then current option price. This adjustment provision expires upon the later of August 19, 2005 or the date the Company achieves a financial closing resulting in new financing of at least $30 million, which should occur if the Company consummates the Debt Transaction in full and the Equity Transaction (because the conversion price per share and the purchase price per share in the Equity Transaction are higher than the option price per share, there will be no adjustment to the option price or the number of shares issuable under the options in connection with these transactions.); or

     3. The option price will be adjusted downward when the Company consummates a tender or exchange offer to acquire common stock at a price per share in excess of the market price of a share of common stock on the day immediately following the day on which such tender or exchange offer expires.

     Pursuant to the terms of the All-Employee Option Plan, the Company also will make an adjustment to the option price and the securities issuable upon exercise of the options (and the securities issuable under the All-Employee Option Plan) if the Company effects (A) any reorganization or reclassification or recapitalization, (B) any consolidation or merger, (C) any share exchange or
(D) the sale, transfer or other disposition of all or substantially all of the Company's assets as a result of which holders of common stock become entitled to receive any securities and/or other assets of the Company, any of its subsidiaries or any other person with respect to or in exchange for common stock.

     Eligibility. Participants in the All-Employee Option Plan may include both union and non-union employees of the Company or its affiliates who were employed on July 15, 2003. However, officers of the Company and its subsidiaries may not participate. As of July 15, 2003, there were approximately 1,000 union employees and approximately 2,300 non-union employees.

     The Committee will designate the non-union participants, and each of the Midwest Air Line Pilots Association, the Skyway Air Line Pilots Association and the Midwest Association of Flight Attendants will designate the union participants from each of their respective collective bargaining unit members, subject to the grant limits described above.

     Re-Grants. On the anniversary date of the All-Employee Option Plan's effective date, and immediately prior to any change in control event described below, the Committee will determine the number of options that were forfeited during the prior year (or other period) by the union participants. Each of the Midwest Air Line Pilots Association, the Skyway Air Line Pilots Association and the Midwest Association of Flight Attendants may then re-grant such options to its union participants in such number as each union determines. The Committee does not have similar authority with respect to the non-union participants. All re-granted options will be subject to the same terms and conditions as the original employee option grant.

     Term. The All-Employee Option Plan will terminate on August 21, 2013 unless terminated earlier by the Board.

     Terms of Option Grants. The exercise price of any options will be $2.89 per share of common stock, which represents the market price of a share of common stock on the day following the date on which all of the unions ratified new agreements with the Company. Each option will expire on August 21, 2013, although options may terminate earlier if the participant terminates employment from the Company or its affiliates.

     One-third of each employee option is immediately exercisable on the grant date. While a participant is employed with the Company or an affiliate, another one-third of such employee option will become exercisable on August 21, 2004 and the last one-third will become exercisable on August 21, 2005. If the participant's employment with the Company or an affiliate is terminated as a result of death, retirement, or total and permanent disability, then the employee option will become fully exercisable as of the date of such termination of employment. If the participant's employment with the Company or an affiliate is terminated for any reason other than death, retirement, or total and permanent disability, then the option will be exercisable only for those shares for which the right to purchase has vested as of the date of such termination.

     Change in Control. Except as the Committee may otherwise provide prior to a change in control of the Company, in the event of a change in control, outstanding options of employed participants will vest and become immediately exercisable. Under the All-Employee Option Plan, a "change in control" generally occurs if:

     o any person (other than (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or any of its subsidiaries,
          (iii) an underwriter or (iv) a corporation owned by the Company's shareholders in substantially the same proportion as their ownership of Company stock) becomes a beneficial owner of 25% or more of the outstanding common stock or voting power of the Company; or

     o directors serving on July 16, 2003 or their successors who receive appropriate Board approval cease to constitute a majority of the directors serving at any time; or

     o the Company's shareholders approve a merger or consolidation involving the Company or the issuance of the Company's voting securities in connection with a merger or consolidation of the Company, other than
          (i) a merger or consolidation where voting securities of the Company prior to the transaction continue to represent at least 50% of the combined voting power of the company issuing securities in the transaction, or (ii) a merger or consolidation effected to implement a recapitalization in which no person (other than an excluded person described above) becomes a beneficial owner of 25% or more of the common stock or voting power of the Company; or

     o the Company's shareholders approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition of all or substantially all of the Company's assets, excluding certain sales or dispositions specified in the All-Employee Option Plan.

     Repricing. Except for the adjustments discussed above, the Committee may not decrease the exercise price for any outstanding employee option after the date of grant nor allow a participant to surrender an outstanding employee option to the Company as consideration for the grant of a new employee option with a lower exercise price.

     Amendment and Termination. Subject to any collective bargaining requirements, the Committee may amend the All-Employee Option Plan, and the Board may terminate the All-Employee Option Plan, at any time, subject to the following limitations:

     o shareholders must approve any amendment of the Plan if the Committee determines such approval is required by applicable law, regulatory requirements or the listing requirements of the NYSE or any principal securities exchange or market on which the common stock is then traded and

     o    shareholders must also approve any of the following amendments:

          >> an amendment to increase the number of shares of common stock available for issuance under the All-Employee Option Plan (except as permitted by the provisions in the All-Employee Option Plan related to changes in capitalization of the Company);

          >>   an amendment to the provisions related to repricing; or

          >> an amendment to the provisions related to amending the All-Employee Option Plan.

     Withholding. As a condition to the exercise of an option, the participant is required to pay or otherwise satisfy all withholding taxes as required by law. A participant may elect to have any portion of the federal, state or local income tax withholding required with respect to an exercise of an employee option satisfied by tendering to the Company shares of common stock that, in the absence of such an election, would have been issued to such participant in connection with such exercise.

     Certain Federal Income Tax Consequences of Awards. Grants of employee options under the All-Employee Option Plan will not create any income tax consequences to the participant or the Company at the time of grant. A participant who is granted an option generally recognizes ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. The Company will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. A subsequent disposition of the common stock will give rise to capital gain or loss to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the date of exercise). This capital gain or loss will be a long-term capital gain or loss if the common stock has been held for more than one year from the date of exercise.

     Accounting Implications. Under generally accepted accounting principles in the United States, the Company will be required to record an expense equal to the excess of the fair market value of a share of common stock on the measurement date of an employee option, which for most employees will be the date the Company's shareholders approve the All-Employee Option Plan, over the exercise price of each employee option ($2.89 per share).

New Plan Benefits

     As noted in the table below, the employees of the Company on July 15, 2003 who are not officers of the Company or a subsidiary of the Company will receive all of the benefits under the All-Employee Option Plan. The officers and directors of the Company, including the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers during 2002, each of which is named in the table below (collectively, the "named executive officers"), or a subsidiary of the Company will not receive any benefits under the All-Employee Option Plan.

                                                               Number of Shares
     Name and Position                                        Subject to Options
     -----------------                                        ------------------
     Timothy E. Hoeksema, Chairman of the Board, President,           0
     Chief Executive Officer

     Thomas J. Vick, Senior Vice President and Chief                  0
     Marketing Officer

     Robert S. Bahlman, Senior Vice President and Chief               0
     Financial Officer

     Carol N. Skornicka, Senior Vice President-Corporate              0
     Affairs, General Counsel and Secretary

     David C. Reeve, Senior Vice President-Operations                 0

     Executive Group                                                  0

     Non-Executive Director Group                                     0

     Non-Executive Officer Employee Group                         1,551,741

     On October 17, 2003, the closing price per share of the common stock on the New York Stock Exchange was $4.98.

Equity Compensation Plan Information

     Information as of December 31, 2002 with respect to the Company's equity compensation plans that are not subject to shareholder approval at the Meeting is as follows:


                                                                                            Number of securities
                                                                                            remaining available for
                                           Number of securities to   Weighted-average       future issuance under
                                           be issued upon exercise   exercise price of      equity compensation plans
                                           of outstanding options,   outstanding options,   (excluding securities
Plan category                              warrants and rights       warrants and rights    reflected in column (a))(1)

                                           (a)                       (b)                    (c)

Equity compensation plans approved by      1,737,031                 $20.80                 621,244
security holders

Equity compensation plans not approved     N.A.                      N.A.                    56,250
by security holders

Total                                      1,737,031                 $20.80                 677,494
------------------------------------
     (1) 56,250 shares of common stock may be issued under the Midwest Express Holdings, Inc. Annual Incentive Plan
(the "Incentive Plan"), which has not been approved by the Company's shareholders.

     The Incentive Plan provides incentives to create additional shareholder value by establishing objectives that are deemed to be in the best long-range interests of the Company and then making annual payments of incentive awards to participants whose performance meaningfully contributed to the attainment of these objectives. Annual payments of incentive awards may be made in cash or common stock. Officers and other employees of the Company may participate, as determined by the administrator, which is the Company's Compensation Committee in the case of the officers and the Company's Chief Executive Officer in the case of the other employees. The Compensation Committee may amend, interpret and construe the Incentive Plan. A total of 56,250 shares of common stock may be issued under the Incentive Plan, which number is subject to appropriate adjustments in the event of stock dividends (other than a stock dividend declared in lieu of an ordinary cash dividend), spin-off, merger, consolidation, recapitalization, or split-up, combination or exchange of shares.

     Under the Incentive Plan, "shareholder value added" is a dollar amount equal to the excess of net operating profit after tax over a calculated cost of the capital employed in the Company. The plan provides that "target awards" under the plan may focus on corporate shareholder value added, subsidiary shareholder value added and/or individual performance measures that drive shareholder value as determined by the Company's Compensation Committee or the Chief Executive Officer, as the case may be. The Company's Compensation Committee or the Chief Executive Officer, as the case may be, approves for each eligible officer or employee an annual incentive target award that represents a percentage of the base salary range midpoint for the employee's position. The Incentive Plan does not provide for a maximum award; however, to provide an incentive for officers and employees to remain with the Company, the plan specifies that any awards earned in excess of an employee's target award are credited to an account for the participant in an "award bank." A participant's balance in the award bank is subject to forfeiture, and one-third of the balance is payable in each of the following three years, assuming continued employment.

     Incentive awards are paid in one lump sum in the first quarter after the Company's fiscal year end. The incentive award is paid in cash or, at the discretion of the administrator, in whole or in part by delivering shares of common stock of the Company having a fair market value, determined as of the last business day of the Company's fiscal year end to which the award relates, equal to the amount of the incentive award to be paid in shares of common stock.

Consequences of Not Approving

     As indicated above under "Consequences of Failure to Obtain Shareholder Approval," if shareholders do not approve Proposal No. 3, then the Company must adjust the formula for calculating income sharing payments to employees, which could have the effect of increasing the amount of payments that employees would be eligible to receive.

Board Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 3.

                                 PROPOSAL NO. 4

           APPROVAL OF AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

     Currently, the Company's authorized capital stock is as follows: 5,000,000 shares of preferred stock; and 25,000,000 shares of common stock. The preferred stock is not the subject of this proposal. Only the common stock is the subject of this proposal.

     In light of the commitments that the Company has to issue shares outlined above under "Capitalization" for which the Company is not seeking shareholder approval at the Meeting, the Company currently has only approximately 2,500,000 shares of common stock that are not reserved and that the Company may issue, and that amount does not reflect shares that would be issuable in connection with Proposal No. 1, Proposal No. 2 and Proposal No. 3. To be able to effect the transactions contemplated by the Second Closing, the Equity Purchase Agreement and the Company's All-Employee Option Plan, the Company must increase the number of authorized shares of common stock. In addition, the proposed increase in the authorized shares of common stock will give the Company the flexibility to raise funds through future sales of its capital stock, if necessary or desirable. Having such additional authorized common stock available for issuance in the future would allow the Board to issue shares of common stock without delay and enable the Company to engage in financing transactions and take advantage of changing market and financial conditions in a more timely manner as determined by the Board. The Company is not currently negotiating any offering, other than the offerings described in this Proxy Statement, that would result in the issuance of the common stock that would become available for sale as a result of shareholder approval of this Proposal No. 4. In addition, NYSE rules regarding the issuance of equity generally would prohibit the Company from issuing equity securities in an amount that is equal to or in excess of 20% of the common stock outstanding before such issuance and from issuing equity under a new equity compensation plan without receiving shareholder approval.

     If the Company's shareholders approve the proposed amendment to the Restated Articles of Incorporation, then the Board may authorize the issuance of additional shares of common stock without further approval of the Company's shareholders, except as may be required in certain cases by the Company's charter documents or applicable law or regulations. The additional shares of common stock authorized by the proposed amendment would have the same privileges as the shares of common stock currently authorized and issued. If the Board elects to issue additional shares of common stock or securities convertible into or exercisable for shares of common stock, then such issuance could, depending on the circumstances under which those securities are issued, have a dilutive effect on the voting power and earnings per share of existing shareholders.

     The proposed amendment to increase the number of authorized shares of common stock could, under certain circumstances, have an anti-takeover effect. For example, if the Board issues additional shares in the future, then such issuance could dilute the voting power of a person seeking control of the Company, thereby rendering more difficult a merger, tender offer, proxy contest or an extraordinary transaction the Board opposed.

     At a meeting held on July 30, 2003, the Board unanimously approved, subject to shareholder approval, a proposal to amend Article Four of the Company's Restated Articles of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000 with no change in the number of authorized shares of preferred stock. A copy of the proposed amendment is attached to this proxy statement as Appendix A.

Consequences of Not Approving

     If shareholders do not approve Proposal No. 4, then the Company would not be able to effect all of the transactions contemplated by the Debt Purchase Agreement, the Equity Purchase Agreement and the All-Employee Option Plan. If the Company cannot effect such transactions, then, as indicated above under "Consequences of Failure to Obtain Shareholder Approval," investors who had committed to purchase the Notes in the Second Closing will not be obligated to purchase them, the Company could have to pay certain penalties to such investors, certain anti-dilution provisions related to outstanding warrants will remain in effect, the Company may develop short-term and long-term liquidity issues, and the Company may have to make higher income sharing payments to employees.

Board Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 4.

                    STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth, as of September 30, 2003 (unless otherwise indicated), the number of shares of common stock beneficially owned by (i) each director of the Company, (ii) each of the named executive officers, (iii) all directors and executive officers of the Company as a group, and (iv) each person known to the Company to be the beneficial owner of more than 5% of the common stock. Except as otherwise indicated, persons listed have sole voting and investment power over shares beneficially owned.

Name of Beneficial Owner                       Shares           Percent of Class
------------------------                       ------           ----------------

Timothy E. Hoeksema                        621,447 (1)(2)             3.9%

Thomas J. Vick                              18,900 (2)                   *

Robert S. Bahlman                          107,711 (1)(2)                *

Carol N. Skornicka                         127,700 (1)(2)                *

David C. Reeve                             104,765 (1)(2)                *

John F. Bergstrom                           29,845 (3)(4)                *

James G. Grosklaus                          12,315 (5)                   *

Ulice Payne, Jr.                             1,347                       *

Samuel K. Skinner                            8,403 (4)                   *

Elizabeth T. Solberg                         2,225 (4)                   *

Richard H. Sonnentag                        21,163 (6)                   *

Frederick P. Stratton, Jr.                  50,278 (4)                   *

David H. Treitel                            11,076 (4)                   *

John W. Weekly                              10,773                       *

All directors and executive officers     1,216,623 (1)(2)(4)          7.4%
as a group (17 persons)

FMR Corp.                                1,700,350 (7)               11.0%
82 Devonshine Street
Boston, MA  02109

PRIMECAP Management Company              1,548,540 (8)               10.0%
225 South Lake Avenue #400
Pasadena, CA  91101

T. Rowe Price Associates, Inc.           1,368,100 (9)                8.8%
100 East Pratt Street
Baltimore, MD  21202

Vanguard Horizon Funds and Vanguard      1,073,000 (10)               6.9%
Capital Opportunity Fund
100 Vanguard Blvd.
Malvern, PA  19355

Marshall & Ilsley Corporation              998,465 (11)               6.4%
770 North Water Street
Milwaukee, WI  53202

-------------------------------
*  Less than one percent.

(1) Includes shares of common stock in which the person or persons noted had an interest under the Midwest Airlines Savings & Investment Plan as of September 30, 2003. Such plan's common stock fund is a unitized account that is invested in common stock and in liquid funds. As of a given date, each participant with an investment in the stock fund has a number of share units, and the participant's interest in common stock depends upon the aggregate number of shares of common stock held in the stock fund as of that date. Thus, each participant has voting rights with respect to share units based upon the aggregate number of shares held in the stock fund as of the record date for a shareholders' meeting. Each participant has the ability to divest share units through intraplan transfers.
(2) Includes shares of common stock that may be purchased under stock options that are currently exercisable or that are exercisable within 60 days of September 30, 2003 (all of which have exercise prices in excess of the fair market value of the common stock on September 30, 2003), as follows: Mr. Hoeksema, 482,800 shares; Mr. Bahlman, 104,700 shares; Ms. Skornicka, 127,200 shares; Mr. Reeve, 104,700 shares; Mr. Vick, 18,900 shares; and all directors and executive officers as a group, 924,920 shares.
(3) Mr. Bergstrom shares voting and investment control over 1,745 shares that are held in trust for the benefit of Mr. Bergstrom's children.
(4) Includes shares of common stock the receipt of which has been deferred by certain Non-employee Directors pursuant to the Midwest Express Holdings, Inc. 1995 Stock Plan for Outside Directors (the "Director Plan"), as follows: Mr. Bergstrom, 5,600 shares; Mr. Skinner, 7,251 shares; Ms. Solberg, 2,225 shares; Mr. Stratton, 10,278 shares; and Mr. Treitel, 9,951 shares.
(5)  Includes 5,024 shares held by Mr. Grosklaus' wife.
(6) Includes 2,475 shares of common stock held by the Cobham Group LP, a limited partnership for which Mr. Sonnentag serves as the general partner and a limited partner.
(7) As reported to the Securities and Exchange Commission on Schedule 13G, FMR Corp. has sole voting power over 20,900 shares and sole dispositive power over 1,700,350 shares, as of July 31, 2003.
(8) As reported to the Securities and Exchange Commission on Schedule 13G, PRIMECAP Management has sole voting power over 454,540 shares and sole dispositive power over 1,548,540 shares, as of July 31, 2003.
(9) As reported to the Securities and Exchange Commission on Schedule 13G, T. Rowe Price Associates has sole voting power over 382,000 shares and sole dispositive power over 1,368,100 shares, as of December 31, 2002.
(10) As reported to the Securities and Exchange Commission on Schedule 13G, Vanguard Horizon Funds and Vanguard Capital Opportunity Fund have sole voting power over 1,073,000 shares and shared dispositive power over 1,073,000 shares, as of December 31, 2002.
(11) As reported to the Securities and Exchange Commission on Schedule 13G, Marshall & Ilsley has sole voting power over 1,887 shares and sole dispositive power over 1,187 shares, as of December 31, 2002. Marshall & Ilsley also reported shared voting and dispositive power over 996,578 shares, of which it disclaimed beneficial ownership over 994,328 shares, as of December 31, 2002.

                                  OTHER MATTERS

     Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company's communications to shareholders who hold their stock in "street name" through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling or writing Midwest Express Holdings, Inc.,
Attention: Investor Relations HQ-14, 6744 South Howell Avenue, Oak Creek, Wisconsin, 53154; (414) 570-3954.

     The Company will bear the cost of solicitation of proxies. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the Company. In addition, the Company has retained Morrow & Co., a proxy solicitation firm, to solicit proxies. The Company will pay the solicitor's fees and expenses, which are estimated to be $20,000. Brokers, nominees and custodians who hold stock in their names and who solicit proxies from the beneficial owners will be reimbursed by the Company for out-of-pocket and reasonable clerical expenses.

     A shareholder who intends to present a shareholder's proposal at the 2004 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), must deliver the proposal to the Company no later than November 22, 2003 if such proposal is to be included in the Company's proxy materials for the 2004 Annual Meeting.

     A shareholder who intends to present business, other than a shareholder's proposal pursuant to Rule 14a-8, at the 2004 Annual Meeting must comply with the requirements set forth in the Company's Bylaws. Among other things, a shareholder must give written notice to the Secretary of the Company not less than 45 days and not more than 70 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the 2003 Annual Meeting. Therefore, since the Company mailed its proxy statement for the 2003 Annual Meeting on March 21, 2003, the Company must receive notice of a shareholder's intent to present business, other than pursuant to Rule 14a-8, at the 2004 Annual Meeting no sooner than January 11, 2004, and no later than February 5, 2004.

     If the notice is received after February 5, 2004, then the Company is not required to present such proposal at the 2004 Annual Meeting because the notice will be considered untimely. If the Board of Directors chooses to present such a shareholder's proposal submitted after February 5, 2004 at the 2004 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2004 Annual Meeting may exercise discretionary voting power with respect to such proposal.

                                    By Order of the Board of Directors,

                                    /s/ Carol N. Skornicka

                                    Carol N. Skornicka
                                    Senior Vice President-Corporate Development,
                                    Secretary and General Counsel

Milwaukee, Wisconsin
October 21, 2003

                                                                      APPENDIX A

                            PROPOSED AMENDMENT TO THE
                      RESTATED ARTICLES OF INCORPORATION OF
                         MIDWEST EXPRESS HOLDINGS, INC.


(Proposed addition is in bold type and proposed deletion is in brackets.)


                         ARTICLE FOUR: CLASSES OF STOCK

     The total number of shares of all classes of stock which the Corporation shall have the authority to issue is [thirty million (30,000,000)] fifty-five million (55,000,000) shares which shall be divided into two classes as follows:

          (1) Five million (5,000,000) shares of Preferred Stock without par value; and

          (2) [Twenty-five million (25,000,000)] Fifty million (50,000,000)
     shares of Common Stock of the par value of One Cent ($0.01) per share.

                         MIDWEST EXPRESS HOLDINGS, INC.
                       2003 ALL EMPLOYEE STOCK OPTION PLAN

1.   PURPOSE

     This 2003 All Employee Stock Option Plan (the "Plan") of Midwest Express Holdings, Inc. (the "Corporation") is intended to provide certain employees with an opportunity to become owners of the Corporation in recognition of their efforts, results and contributions to the survival and success of the Corporation or of an Affiliate and, through that ownership interest in the Corporation, to increase their motivation for and interest in the Corporation's or Affiliate's long-term success.

2.   EFFECTIVE DATE

     The Plan was adopted by the Board on August 20, 2003, subject to approval by the shareholders of the Corporation at a Special Meeting of the Corporation's shareholders to be held in late 2003. The Plan will only be effective if approved by the shareholders and will be effective as of the date of shareholder approval.

3.   CERTAIN DEFINITIONS

     "Affiliate" means any company in which the Corporation owns directly or indirectly 20% or more of the equity interest (collectively, the "Affiliates").

     "Board" means the Board of Directors of the Corporation.

     A "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

     (a) any "Person" (as such term is defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof), other than (i) the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock in the Corporation ("Excluded Persons"), is or becomes the "Beneficial Owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates after July 16, 2003 pursuant to express authorization by the Board that refers to this exception) representing 25% or more of either the then outstanding shares of Common Stock or the combined voting power of the Corporation's then outstanding voting securities; or

     (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on July 16, 2003, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation, as such terms are used in Rule 14a-11 of

Regulation 14A under the Exchange Act) whose appointment or election by the Board or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on July 16, 2003 or whose appointment, election or nomination for election was previously so approved; or

     (c) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation or approve the issuance of voting securities of the Corporation in connection with a merger or consolidation of the Corporation (or any direct or indirect subsidiary of the Corporation) pursuant to applicable stock exchange requirements, other than (i) a merger or consolidation that would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates after July 16, 2003 pursuant to express authorization by the Board that refers to this exception) representing 25% or more of either the then outstanding shares of Common Stock or the combined voting power of the Corporation's then outstanding voting securities; or

     (d) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Corporation of all or substantially all of the Corporation's assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

     Notwithstanding the foregoing, no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

     With respect to Union Participants, if the applicable collective bargaining agreement covering such Participants contains a different definition of a Change in Control (or term having a similar effect) at the relevant time, then the Committee may determine that such definition should apply in lieu of or in addition to the definition used herein with respect to the Options granted to such Union Participants.

     "Code" means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time. Any reference to a specific provision of the Code includes any successor provision thereto.

     "Committee" means the Compensation Committee of the Board, or such other committee of the Board appointed by the Board to administer the Plan. With respect to grants made to Participants who are subject to Section 16(b) of the Exchange Act, the Committee must be a committee composed solely of two or more non-employee directors as so defined for purposes of Rule 16b-3 under the Exchange Act.

     "Common Stock" means the common stock, par value $0.01 per share, of the Corporation and shall include both treasury shares and authorized but unissued shares and shall also include any security of the Corporation issued in substitution, in exchange for, or in lieu of the Common Stock.

     "Convertible Securities" means evidences of indebtedness, Shares or other securities that are convertible into or exchangeable or exercisable for, with or without payment of additional consideration, shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event (excluding the Corporation's preferred stock purchase rights issued pursuant to that certain Rights Agreement, dated February 14, 1996, as amended, between the Corporation and American Stock Transfer & Trust Company and any similar stock purchase rights that the Corporation might authorize and issue in the future).

     "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time. Any reference to a specific provision of the Exchange Act shall include any successor provision thereto.

     "Financial Closing" means that the funds committed pursuant to the New Financing have been received by the Corporation or its subsidiaries or are available for drawdown and all conditions precedent to drawdown (other than no default occurring after the closing of the New Financing) shall have been satisfied or waived.

     "Insider" means a Participant who is required to report to the Securities and Exchange Commission under Section 16(a) of the Exchange Act.

     "Market Price" means (a) the closing price of the Common Stock as of the date in question, or, if no closing price is available on that date, then the closing price on the immediately preceding business day on which there is a closing price, if such security is listed or admitted for trading on any domestic national securities exchange, as officially reported on the principal securities exchange on which the Common Stock is listed; (b) if not reported as described in clause (a), the closing sale price of the Common Stock as of the date in question, or, if no closing sale price is available on that date, then the closing sale price on the immediately preceding business day on which there is a closing sale price, as reported by The Nasdaq Stock Market, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted; or (c) if not reported as described in clause (a) or quoted as described in clause (b), then the Board shall determine in good faith and on a reasonable basis the applicable Market Price, which determination shall be conclusive.

     "New Financing" means any financing arrangement (including credit facilities, subordinated credit facilities, any indebtedness evidenced by bonds, debentures, notes, convertible notes, or similar instruments, and investments of equity capital other than resulting from the conversion of convertible debt securities (unless and to the extent that such conversion results in the Corporation or its subsidiaries receiving additional equity consideration)) entered into by the Corporation or its subsidiaries following the date hereof, but specifically excluding (a) any extensions of three hundred sixty-three (363) days or less of existing financing arrangements, (b) any refinancings by the existing creditors under that certain Senior Secured Revolving Credit Agreement, dated August 31, 2001, as amended (the "U.S. Bank Credit

Agreement"), among the Corporation, as borrower, the several lenders identified on the signature pages to the U.S. Bank Credit Agreement and such other lenders as may from time to time become a party thereto (the "Lenders") and U.S. Bank National Association, as agent for the Lenders, except to the extent that any such refinancing results in an increase of credit available to the Corporation or its subsidiaries, and then only to the extent of such increase, or that provides for availability of credit that extends beyond three hundred sixty-three (363) days from the presently scheduled maturity of the U.S. Bank Credit Agreement, (c) any increased credit availability that results from Milwaukee County, Wisconsin providing any credit support for the industrial revenue bonds issued for the benefit of the Corporation or its subsidiaries, (d) any indebtedness to any aircraft or equipment vendors for the purchase of goods or services, including any third-party financing of such amounts, (e) any indebtedness to other trade creditors incurred in the ordinary course of business, (f) any financing (including any sale-leaseback arrangement) related to the Corporation's corporate headquarters, or any extension or replacement thereof, or (g) any obligations associated with programs of the Corporation or its subsidiaries for the pre-purchase of tickets or similar prepayment programs.

     "Option" means a right to purchase a specified number of shares of Common Stock at a fixed option price. None of the Options issued under this Plan are intended to qualify under Code Section 422 or 423.

     "Option Agreement" means an agreement entered into between the Corporation and a Participant setting forth the terms and conditions applicable to the Option granted to the Participant.

     "Option Shares" means the aggregate number of shares of Common Stock issuable from time to time upon exercise of an Option, as such number may be increased or decreased pursuant to Section 7, and shall also mean any other Shares, other securities and/or other assets otherwise deliverable upon exercise of such Option.

     "Participant" means each employee of the Corporation or its Affiliates on July 15, 2003 (collectively, the "Participants"). Participants shall include both Participants whose terms and conditions of employment are subject to a collective bargaining agreement between the Corporation and a Union (collectively, the "Union Participants") and Participants whose terms and conditions are not so subject (collectively, "Non-Union Participants").

     "Person" means an individual, a corporation, an association, a joint-stock company, a business trust or other similar organization, a partnership, a limited liability company, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

     "Retirement" and "Retire" means the termination of employment from the Corporation and its Affiliates on or after the date the Participant (i) is entitled to receive retiree medical coverage under a retiree medical plan of the Corporation or an Affiliate or (ii) has attained age 55 (or such lower age, if any, at which the Participant may retire under a qualified benefit plan covering the Participant) and has been credited with ten vested years of service under the Midwest Airlines Savings and Investment Plan (or any successor plan thereto) as of the date of such termination of employment.

     "Shares" of any Person shall include any and all shares of capital stock, partnership interests, membership interests, or other shares, interests, participations or other equivalents (however designated and of any class) in the capital of, or other ownership interests in, such Person.

     "Stock Purchase Rights" means any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock or any Convertible Securities (excluding the Corporation's preferred stock purchase rights issued pursuant to that certain Rights Agreement, dated February 14, 1996, as amended, between the Corporation and American Stock Transfer & Trust Company and any similar stock purchase rights that the Corporation might authorize and issue in the future), either immediately or upon the arrival of a specified date or the happening of a specified event.

     "Total and Permanent Disability" has the same meaning ascribed in the Midwest Express Airlines, Inc. Employees Long-Term Disability Plan (or any successor plan thereto), provided the Committee shall make a determination of Total and Permanent Disability for any Participant hereunder.

     "Union" means each of the Midwest Air Line Pilots Association, the Skyway Air Line Pilots Association, and the Midwest Association of Flight Attendants, or any successor thereto.

4.   ADMINISTRATION

     Except as provided herein, the Plan and all Options shall be administered by the Committee. The Committee shall have the power to interpret and construe the Plan and any Option Agreements. The Committee also shall have the power to promulgate rules and other guidelines in connection with the performance of its obligations, powers and duties under the Plan, including its duty to administer and construe the Plan and Option Agreements.

     To the extent permitted by applicable law, the Committee may, in its discretion, delegate to an officer of the Corporation or another committee any or all of the authority and responsibility of the Committee with respect to the Plan or Options, other than Participants who are subject to the provisions of
Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised. To the extent that the Committee has delegated such authority and responsibility, all references to the Committee herein shall include such officer or other committee.

     Within 60 days following the close of each calendar year that the Plan is in operation, the Committee shall make a report to the Board specifying the employees who received Options during the prior year, the number of Options granted to the individual employees, and the status of prior Options.

5. SHARES SUBJECT TO THE PLAN

     Subject to adjustment as provided in Section 7, the number of shares of Common Stock available for issuance under this Plan shall be 1,551,741. The shares of Common Stock subject to the Plan may consist in whole or in part of authorized but unissued shares or of treasury shares, as the Board or Committee may determine. Subject to the provisions of Subsection 6(c), shares subject to Options which become ineligible for purchase will be available for new grants under the Plan to the extent permitted by Section 16 of the Exchange Act.

6.   GRANTS OF OPTIONS

     (a) Selection of Participants. The Committee shall determine and designate from time to time those Non-Union Participants to whom Options are to be granted, and each Union shall determine and designate from time to time those Union Participants who are represented by such Union to whom Options are to be granted.

     (b) Grant of Options. Subject to the terms of the Plan (including the adjustment provisions of Section 7), the Committee or Union, as applicable, shall determine the number of shares of Common Stock to be optioned to each Participant and the dates of grant subject to the following (provided that only the Committee, in its sole discretion, may increase the number of shares reserved for grants to Union Participants):

          (i) 791,853 shares of Common Stock (or such higher number as determined by the Committee) are reserved for grants of Options by the Midwest Air Line Pilots Association to Participants who are represented by such Union;

          (ii) 22,191 shares of Common Stock (or such higher number as determined by the Committee) are reserved for grants of Options by the Skyway Air Line Pilots Association to Participants who are represented by such Union;

          (iii) 117,001 shares of Common Stock (or such higher number as determined by the Committee) are reserved for grants of Options by the Midwest Association of Flight Attendants to Participants who are represented by such Union; and

          (iv) the remaining shares of Common Stock reserved pursuant to Section 5 may be granted by the Committee to any Participant.

     (c) Re-Grant of Options. Subject to the terms of the Plan, on each anniversary of the Plan's effective date or immediately prior to a Change in Control or on such other interim date(s) as the Committee determines, the Committee shall determine the number of Options that were forfeited pursuant to Subsections 6(d) and (f) without being exercised during the prior year (or such other relevant period) by Participants who are represented by each Union. Each Union may then re-grant such Options to such Participants represented by the Union, and in such number, as the Union determines. All such re-granted Options will be subject to the same terms and conditions as the original Option grant.

     (d) Period of Option. Each Option shall expire on the earliest to occur of the following:

          (i)   August 21, 2013;

          (ii) Unless otherwise determined by the Committee, the third anniversary of the date on which the Participant terminates employment with the Corporation and its Affiliates as a result of death or Total and Permanent Disability; or

          (iii) 90 days from the date of the Participant's termination of employment from the Corporation and its Affiliates for any reason other than death, Total and Permanent Disability or Retirement.

If a Participant terminates employment from the Company and its Affiliates as a result of Retirement, the Participant shall be entitled to retain his or her Options for the full term described in clause (i).

     (e) Option Price. Subject to adjustment as provided in Section 7, the option price shall be $2.89 per share of Common Stock (the "Option Price").

     (f) Exercisability. The Committee or applicable Union shall determine when each Option becomes vested and exercisable, provided that Options shall become vested and exercisable only as follows: up to one-third of the Options described in each clause of Subsection 6(b) may be exercisable prior to August 21, 2004; up to an additional one-third of the Options described in each clause of Subsection 6(b) may be exercisable prior to August 21, 2005; and the remaining Options described in each clause of Subsection 6(b) may only be exercisable on and after August 21, 2005. Unless otherwise determined by the Committee, if the Participant's employment with the Corporation or an Affiliate is terminated as a result of death, Retirement, or Total and Permanent Disability prior to the date the Option is fully vested, the Option shall become fully and immediately vested and exercisable as of the date of such termination of employment. If the Participant's employment with the Corporation or an Affiliate is terminated for any reason other than death, Retirement, or Total and Permanent Disability, the Option shall be exercisable only for those shares for which the right to purchase has vested as of the date of such termination.

     (g) Exercise after Death or Total and Permanent Disability. Upon a Participant's death, the Option may be exercised by the person or persons to whom such Participant's rights under the Option shall pass by will or by applicable law or, if no such person has such rights, by his executor or administrator, and all references herein or in the Option Agreement to the Participant shall mean such person. Upon a Participant's Total and Permanent Disability, the Option may be exercised by the personal representative of the Participant who has appropriate authority to handle the Participant's affairs.

     (h) Option Agreement. The Committee shall cause to be delivered to each Participant who receives an Option an Option Agreement evidencing the granting of the Option. Subject to the provisions of the Plan, the Option Agreement shall be in such form and shall contain such terms and conditions as the Committee shall from time to time approve.

     (i) Termination of Employment. A termination of employment with the Corporation or an Affiliate to accept immediate re-employment with the Corporation or an Affiliate, or being placed on furlough shall not be deemed to be a termination of employment for purposes of the Plan. If a Participant is employed by an Affiliate and such entity ceases to be an Affiliate, the Participant will be deemed to have terminated employment from the Corporation and its Affiliates as of the date the entity ceases to be an Affiliate.

     (j) Change in Control. Except as the Committee may otherwise provide prior to a Change in Control, and subject to Section 7, in the event of a Change in Control, each holder of an Option who is employed by the Corporation or an Affiliate at such time shall have the right at any time thereafter to exercise the remaining portion of such Option, without regard to the limitations in Subsection 6(f), at any time during the remaining period of the Option.

     (k) Non-transferability. During the Participant's lifetime, Options shall be exercisable only by such Participant except as provided in Subsection 6(g). Options shall not be transferable other than upon the Participant's death by will or the laws of descent and distribution.

     (l) Exercise; Notice Thereof. A Participant may exercise his or her Option to the extend vested in the manner specified by the Committee. A Participant's exercise shall be effective only upon receipt by the Corporation (or its designated agent) of a properly completed and timely filed notice of exercise, accompanied by payment in full of the Option Price of the shares being acquired and any applicable taxes due as a result of such exercise. Payment of the Option Price may be made (i) in cash, (ii) by a check payable to the Corporation, (iii) at the sole discretion of the Committee, by tender of shares of Common Stock that have been held by the Participant for at least six months or acquired in the open market to the Corporation and having a Market Price on the transfer date equal to the amount payable to the Corporation, (iv) , at the sole discretion of the Committee, through any combination of the foregoing, or (v) at the sole discretion of the Committee, by any other method or means as the Committee may prescribe. Payment of any taxes due shall be made as provided in
Section 10. The date of exercise shall be deemed to be the date the Corporation receives the written notice and payment for the shares being purchased and applicable taxes due thereon. A Participant shall have none of the rights of a shareholder with respect to shares covered by such Option until the Participant becomes the record holder of such shares. Notwithstanding the foregoing, the Corporation may cancel or delay the exercise of any Options if such exercise would result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code.

     (m) Registration. It is contemplated that the Corporation will register shares sold to Participants pursuant to the Plan under the Securities Act of 1933, as amended (the "Securities Act"), and the Corporation may delay any Option exercise until such effective registration is in place.

     (n) Options for Nonresident Aliens. In the case of any Option awarded to a Participant who is not a resident of the United States or who is employed by an Affiliate other than an Affiliate that is incorporated, or whose place of business is, in a State of the United States, the Committee may (i) waive or alter the conditions set forth in Subsections 6(a) through 6(l) to the extent that such action is necessary to conform such Option to applicable foreign law, or (ii) take any action, either before or after the award of such Option, which it deems advisable to obtain approval of such Option by an appropriate governmental entity; provided, however, that no action may be taken hereunder if such action would (A) increase any benefits accruing to any Participants under the Plan, (B) increase the number of securities which may be issued under the Plan, (C) modify the requirements for eligibility to participate in the Plan, or
(D) result in a failure to comply with applicable provisions of the Securities Act, the Exchange Act or the Code.

     (o) Repricing Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 7, the Committee may not decrease the Option

Price for any outstanding Option after the date of grant nor allow a Participant to surrender an outstanding Option to the Corporation as consideration for the grant of a new Option with a lower option price.

7.   ANTI-DILUTION ADJUSTMENTS

     (a)  Adjustments in Case of Subsequent Issuances.

          (i) Upon any adjustment of the Option Price of an Option as provided in this Subsection 7(a), the number of shares subject to a Participant's Option shall thereafter be adjusted to that number (calculated to the nearest 1/100th of a share) obtained by multiplying the Option Price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable under the Option in question immediately prior to such adjustment and dividing the product thereof by the Option Price resulting from such adjustment. Until the later of August 19, 2005 or the date the Corporation has achieved Financial Closing with respect to New Financing in the amount of at least $30 million, if and whenever the Corporation subsequent to August 19, 2003 shall issue or sell any of the following ("Additional Securities"): (A) any Common Stock (other than Common Stock issued pursuant to Convertible Securities or Stock Purchase Rights in respect of which an adjustment was previously made under this Subsection 7(a)) at a price per share less than the then applicable Option Price or (B) Convertible Securities or Stock Purchase Rights (other than in the cases referred to in Subsection 7(b)) entitling any Person to acquire shares of Common Stock at a price per share less than the then applicable Option Price, then the Option Price shall be adjusted to that price determined by multiplying the then applicable Option Price by a fraction, the numerator of which shall be the number of shares of Common Stock actually outstanding immediately prior to the issuance of such Additional Securities plus the number of shares of Common Stock that the offering price for such Additional Securities would purchase at the then applicable Option Price, and the denominator of which shall be the sum of the number of shares of Common Stock actually outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable. For purposes of calculating such fraction, all shares of Common Stock that are issuable upon conversion, exercise or exchange of those Additional Securities that are Convertible Securities or Stock Purchase Rights shall be deemed actually outstanding immediately after the issuance of such Convertible Securities or Stock Purchase Rights. Subject to Subsection 7(a)(ii), such adjustment shall be made whenever such shares of Convertible Securities or Stock Purchase Rights are issued. However, if any Convertible Securities or Stock Purchase Rights the issuance of which resulted in an adjustment in the Option Price pursuant to clause (B) of this Subsection 7(a)(i) shall expire and shall not have been exercised in full, then, subject to Subsection 7(a)(ii), the Option Price shall immediately upon such expiration be recomputed and be increased to the price that it would have been (but reflecting any other adjustments in the Option Price made pursuant to the provisions of this Subsection 7(a) after the issuance of such Convertible Securities or Stock Purchase Rights) had the adjustment of the Option Price made upon the issuance of such Convertible Securities or Stock Purchase Rights been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such Convertible Securities or Stock Purchase Rights actually exercised.

          (ii) No adjustment in the Option Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the then applicable Option Price; provided, however, that any adjustments that by reason of this Subsection 7(a)(ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Subsection 7(a)(ii) shall be made to the nearest cent.

          (iii) This Subsection 7(a) shall not apply to the delivery of any of the warrants issued by the Corporation in August 2003 (the "Warrants"), the operation of the Warrants or the issuance of Shares pursuant to the Warrants.

     (b)  Adjustments in Case of Stock Split, Distributions, etc.

          (i) Upon any adjustment of the Option Price of an Option as provided in this Subsection 7(b)(i) or (ii), the number of shares subject to a Participant's Option shall thereafter be adjusted to that number (calculated to the nearest 1/100th of a share) obtained by multiplying the Option Price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable under the Option in question immediately prior to such adjustment and dividing the product thereof by the Option Price resulting from such adjustment. If and whenever the Corporation subsequent to August 19, 2003:

               (1) declares a dividend upon, or makes any distribution in respect of, any of its capital stock, payable in shares of Common Stock, Convertible Securities or Stock Purchase Rights, or

               (2) splits or otherwise subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

               (3) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then the Option Price shall be adjusted to that price determined by multiplying the Option Price in effect immediately prior to such event by a fraction (A) the numerator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event, and (B) the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such event, treating as outstanding all shares of Common Stock issuable upon conversions or exchanges of any such Convertible Securities issued in such dividend or distribution and exercises of any such Stock Purchase Rights issued in such dividend or distribution. No adjustment in the Option Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Option Price then in effect; provided, however, that any adjustments that by reason of this sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Subsection 7(b) shall be made to the nearest cent.

          (ii) If and whenever the Corporation subsequent to August 19, 2003 declares a dividend upon, or makes any distribution to all shareholders generally in respect of, any of its capital stock, payable in cash, evidences of indebtedness or assets, then the Option Price shall be adjusted to that price determined by multiplying the Option Price in effect immediately prior to such event by a fraction (A) the numerator of which shall be the Market Price on the record date for the determination of shareholders entitled to receive the payment less the then fair market value (as determined in good faith on a reasonable basis by the Board, which determination shall be conclusive) as of such record date of the cash, evidences of indebtedness or assets so paid with respect to one share of Common Stock and (B) the denominator of which shall be the Market Price per share of Common Stock as of such record date; provided, however, that if the then fair market value (as determined in good faith by the Board, which determination shall be conclusive) so paid with respect to one share of Common Stock is equal to or greater than the Option Price per share of Common Stock on the record date, then in lieu of the foregoing adjustment, adequate provision shall be made so that a Participant shall have the right to receive the cash, evidences of indebtedness or assets that such Participant would have been entitled to receive had the Option in question been exercised in full prior to the record date; and provided further that no adjustment shall be made if the Corporation issues or distributes to such Participant the cash, evidences of indebtedness or assets that such Participant would have been entitled to receive had the Option in question been exercised in full prior to the record date. No adjustment in the Option Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Option Price then in effect; provided, however, that any adjustments that by reason of this sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Subsection 7(b)(ii) shall be made to the nearest cent.

          (iii) If the terms of both this Subsection 7(b) and Subsection 7(c) would apply to a transaction, then the transaction will be subject to Subsection 7(c) and not this Subsection 7(b).

     (c)  Adjustment in Case of Consolidation, Merger or Reclassification.

          (i) If and whenever subsequent to August 19, 2003 the Corporation shall effect (A) any reorganization or reclassification or recapitalization of the capital stock of the Corporation, (B) any consolidation or merger of the Corporation with or into another Person whether or not the Corporation is the surviving corporation, (C) any share exchange to which the Corporation is a party or (D) the sale, transfer or other disposition of all or substantially all of the property, assets or business of the Corporation (whether in one transaction or a series of transactions) as a result of which holders of Common Stock become entitled to receive any Shares or other securities and/or other assets of the Corporation, any of its subsidiaries or any other Person (including, without limitation, cash) with respect to or in exchange for Common Stock, there shall thereafter be deliverable upon the exercise of an Option (until the expiration of the Option in question), in lieu of the Option Shares theretofore deliverable, the highest number of Shares or other securities and/or other assets (including, without limitation, cash) that would have been deliverable to a Participant had the Option in question been exercised in full immediately prior to, and such Participant participated in, such reorganization, reclassification or recapitalization of capital stock, consolidation or merger, share exchange or sale and thereafter Subsection 7(a) shall no longer be of any force or effect. If the terms of both Subsection 7(b) and this Subsection 7(c) would apply to a transaction, then the transaction will be subject to this Subsection 7(c) and not Subsection 7(b).

          (ii) The Corporation shall not consummate any transaction subject to Subsection 7(c)(i) unless each Person whose Shares, other securities or other assets will be issued, delivered or paid to the holders of the Common Stock (other than the Corporation), prior to or simultaneously with the consummation of the transaction, expressly assumes, by an Option supplement or other document in a form substantially similar hereto, executed and delivered to the Participant, the obligation to deliver to the Participant such Shares, other securities or other assets as, in accordance with the foregoing provisions of this Subsection 7(c), the Participant is entitled to purchase, and all other obligations and liabilities under the Option in question, including obligations and liabilities in respect of subsequent adjustments that are required under such Option.

          (iii) The above provisions of this Subsection 7(c) shall similarly apply to successive reclassifications and changes of Option Shares and to successive consolidations, mergers, leases, sales or conveyances, with necessary changes being made and respective differences being taken into account.

     (d) Adjustment in Case of Tender Offer. If the Corporation consummates a tender or exchange offer (other than an odd lot offer) to acquire Common Stock at a price per share in excess of the Market Price of a share of Common Stock on the day immediately following the day on which such tender or exchange offer expires, then the Option Price in effect immediately prior to the day on which such tender or exchange offer expires shall be adjusted to a price obtained by multiplying such Option Price by a fraction of which (i) the denominator shall be the Market Price on the day immediately prior to the day on which such tender or exchange offer expires and (ii) the numerator shall be the result of dividing
(A) an amount equal to (1) the product of the number of shares of Common Stock outstanding and the Market Price of a share of Common Stock, in each case immediately prior to the day on which such tender or exchange offer expires, minus (2) the aggregate consideration paid by the Corporation in the tender or exchange offer, by (B) the number of shares of Common Stock outstanding immediately after the day on which such tender or exchange offer expires.

     (e) Other Dilutive Event. If any event or occurrence shall occur that actually results in an adjustment under Section 11(a)(ii) or Section 13 of that certain Rights Agreement, dated February 14, 1996, as amended, between the Corporation and American Stock Transfer & Trust Company or corresponding provisions under similar stock purchase rights that the Corporation might authorize and issue in the future, and the provisions of this Section 7 are not strictly applicable, but as to which the failure to make any adjustment to the Option Price and/or the number of Shares or other securities or other assets subject to an Option or the Plan would adversely affect the purchase rights or value represented by the Option in question in accordance with the essential intent and principles of this Section 7, then the Corporation shall determine the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 7, necessary to preserve, without dilution, the purchase rights represented by such Option. If such determination involves or is based on a determination of the fair market value of any securities or other assets, then such determination shall be made by the Board acting in good faith and on a reasonable basis.

     (f) Adjustment of Plan Reserve and Limits. If any event described in Subsections 7(a) through (c) or 7(e) results in an adjustment in the number of Option Shares subject to outstanding Options, then the number of shares of Common Stock reserved for issuance under Section 5 and the share limits described in Section 6(b) shall likewise be ratably adjusted.

     (g)  Anti-Dilution Provisions. After the later of (i) August 19, 2005 or
(ii) the date the Corporation has achieved Financial Closing with respect to New Financing in the amount of at least $30 million, if, as of that date, the Corporation has issued or outstanding any Stock Purchase Rights or Convertible Securities or other securities (excluding any Options, the Warrants and the Corporation's preferred stock purchase rights issued pursuant to that certain Rights Agreement, dated February 14, 1996, as amended, between the Corporation and American Stock Transfer & Trust Company and any similar stock purchase rights that the Corporation might authorize and issue in the future) containing provisions protecting the holder or holders thereof against dilution in any manner more favorable to such holder or holders thereof than those set forth herein, then such provisions (or any more favorable portion thereof) shall be deemed to be incorporated in this Plan as if fully set forth herein and, to the extent inconsistent with any provision of this Plan, shall be deemed to be substituted therefor.

8.   EFFECT ON OTHER PLANS

     All benefits under the Plan shall constitute special compensation and shall not affect the level of benefits provided to or received by any Participant (or the Participant's estate or beneficiaries) as part of any employee benefit plan of the Corporation or an Affiliate. The Plan shall not be construed to affect in any way a Participant's rights and obligations under any other plan maintained by the Corporation or an Affiliate on behalf of employees.

9.   TERM OF THE PLAN

     This Plan will terminate on the earliest to occur of: (a) August 21, 2013,
(b) the date all shares of Common Stock reserved for issuance under the Plan are so issued, or (c) the date the Board terminates this Plan pursuant to the provisions of Subsection 10(i). Notwithstanding the foregoing, the authority of the Committee to administer and amend the Plan and any Option Agreements will extend beyond the date of the Plan's termination.

10.  GENERAL PROVISIONS

     (a) No Right of Continued Employment. Neither the establishment of the Plan nor the payment of any benefits hereunder nor any action of the Corporation, its Affiliates, the Board or the Board of Directors of any Affiliate, or the Committee or Union shall be held or construed to confer upon any person any legal right to be continued in the employ of the Corporation or its Affiliates, and the Corporation and its Affiliates expressly reserve the right to discharge any Participant without liability to the Corporation, its Affiliates, the Board or the Board of Directors of any Affiliate, or the Committee, except as to any rights which may be expressly conferred upon a Participant under the Plan.

     (b) Binding Effect. Any decision made or action taken by the Corporation, the Board or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be conclusive and binding upon all persons. No member of the Board or Committee shall be liable for any action taken or determination made in good faith.

     (c) Modification of Awards. Subject to the requirements of the Plan and any applicable collective bargaining requirements, the Committee may modify or amend any Option or waive any restrictions or conditions applicable to any Option or the exercise thereof, and the terms and conditions applicable to any Options may at any time be amended, modified or canceled by mutual agreement between the Committee and the Participant or any other persons as may then have an interest therein, so long as any amendment or modification does not increase the number of shares of Common Stock issuable under the Plan. Action may be taken under this Subsection 10(c) notwithstanding expiration of the Plan under Section 9.

     (d) Inalienability of Benefits and Interest. Except as provided in Subsection 6(g), no benefit payable or interest in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements, or torts of any Participant or beneficiary.

     (e) Law to Govern. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the internal laws of the state in which the Corporation is incorporated at the time of the question.

     (f) Purchase of Common Stock. The Corporation and its Affiliates may purchase from time to time shares of Common Stock in such amounts as they may determine for purposes of the Plan. The Corporation and its Affiliates shall have no obligation to retain, and shall have the unlimited right to sell or otherwise deal with for their own account, any shares of Common Stock purchased pursuant to this paragraph.

     (g) Use of Proceeds. The proceeds received by the Corporation from the sale of Common Stock pursuant to the exercise of Options shall be used for general corporate purposes.

     (h) Withholding. As a condition to the exercise of an Option, the Participant is required to pay or otherwise satisfy all withholding taxes as required by law. At the sole discretion of the Committee, a Participant may elect to have any portion of the federal, state or local income tax withholding required with respect to an exercise of an Option satisfied by tendering to the Corporation shares of Common Stock that, in the absence of such an election, would have been issued to such Participant in connection with such exercise. In the event that the Market Price of the shares of Common Stock tendered to satisfy the withholding tax required with respect to an exercise (as determined on the date such shares are tendered) exceeds the amount of such tax, the excess of such market value over the amount of such tax shall be returned to the Participant, to the extent possible, in whole shares of Common Stock, and the remainder in cash. An election pursuant to this Subsection 10(h) shall be made in writing and signed by the Participant on such form as the Committee may prescribe. An election pursuant to this Subsection 10(h) is irrevocable. An Insider who exercises an Option may satisfy the income tax withholding due in respect of such exercise pursuant to this Subsection 10(h) only if the Insider also satisfies an exemption under Section 16(b) of the Exchange Act for such withholding.

     (i) Amendments; Termination. Subject to any collective bargaining requirements, the Committee may amend this Plan, and the Board may terminate this Plan, at any time, subject to the following limitations:

          (i) shareholders must approve any amendment of this Plan if the Committee determines such approval is required by: (A) the Exchange Act,
     (B) the Code, (C) the listing requirements of the New York Stock Exchange or any principal securities exchange or market on which the Common Stock is then traded, or (D) any other applicable law; and

          (ii)  shareholders must approve any of the following Plan amendments:
     (A) an amendment to increase the number of shares of Common Stock specified in Section 5 (except as permitted by Section 7); (B) an amendment to Subsection 6(o); or (C) an amendment to this Subsection 10(i).

     (j) Survival of Options. Except as provided in Subsections 6(n) and 10(c), no amendment, alteration, discontinuance, suspension or termination of the Plan shall, without the consent of the Participant, adversely change any of the rights or obligations under any unexpired Options. Following termination of the Plan, all unexpired Options shall continue in force and effect except as they may lapse or be terminated by their own terms and conditions.

     (k) Requirements of Law. The granting of Options and the issuance of shares under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Option Agreement, the Corporation has no liability to deliver any shares under this Plan unless such delivery would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

--------------------------------------------------------------------------------

                         MIDWEST EXPRESS HOLDINGS, INC.

                         SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 21, 2003
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned does hereby constitute and appoint Timothy E. Hoeksema and Carol N. Skornicka, or either of them, as proxies for the undersigned at the Special Meeting of Shareholders of Midwest Express Holdings, Inc. to be held on Friday, November 21, 2003 at the Clarion Hotel Airport, 5311 South Howell Avenue, Milwaukee, Wisconsin, at 10:00 a.m., Central Standard Time, and any adjournments or postponements thereof, to vote thereat the shares of stock held by the undersigned as fully and with the same effect as the undersigned might or could do if personally present at said Special Meeting or any adjournments or postponements thereof, hereby revoking any other Proxy heretofore executed by the undersigned for such Special Meeting. The undersigned acknowledges receipt of the notice of Special Meeting of Shareholders and the Proxy Statement.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, then the Proxy will be voted (1) FOR the issuance of $10,000,000 aggregate principal amount of convertible senior secured notes and the issuance of common stock of the Company upon conversion of such notes, (2) FOR the issuance of 1,882,353 shares of common stock of the Company, (3) FOR the Midwest Express Holdings, Inc. 2003 All-Employee Stock Option Plan and (4) FOR the amendment to Article Four of the Company's Restated Articles of Incorporation authorizing the increase in the number of authorized shares of the Company's common stock from 25,000,000 to 50,000,000.

                (Continued and to be signed on the reverse side)

                       SPECIAL MEETING OF SHAREHOLDERS OF

                         MIDWEST EXPRESS HOLDINGS, INC.

                                November 21, 2003


                           Please vote, date, sign and
                           mail your proxy card in the
                            envelope provided as soon
                                  as possible.




  |                                                                          |
  v  Please detach along perforated line and mail in the envelope provided.  v
--------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------------------------
                                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE
            "FOR" PROPOSAL NO. 1, "FOR" PROPOSAL NO. 2, "FOR" PROPOSAL NO. 3 AND "FOR" PROPOSAL NO. 4.
                      PLEASE VOTE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
                           PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|
----------------------------------------------------------------------------------------------------------------

                                                                                         FOR   AGAINST   ABSTAIN

                                     1. To approve the issuance of $10,000,000           |_|     |_|       |_|
                                        aggregate principal amount of convertible
                                        senior secured notes and the issuance of
                                        common stock of the Company upon
                                        conversion of such notes.

                                     2. To approve the issuance of 1,882,353             |_|     |_|       |_|
                                        shares of common stock of the Company.

                                     3. To approve the Midwest Express Holdings,         |_|     |_|       |_|
                                        Inc. 2003 All-Employee Stock Option Plan.

                                     4. To approve a proposed amendment to Article       |_|     |_|       |_|
                                        Four of the Company's Restated Articles of
                                        Incorporation authorizing an increase in
                                        the number of authorized shares of the
                                        Company's common stock from 25,000,000 to
                                        50,000,000 with no change in the number of
                                        authorized shares of preferred stock.

-----------------------------------

                                                   Please mark here if you plan to attend the Meeting.   |_|

-----------------------------------
To change the address on your
account, please check the box at
right and indicate your new address
in the address space above. Please
note that changes to the registered
name(s) on the account may not be
submitted via this method.      |_|
-----------------------------------

Signature of                         Date:               Signature of                         Date:
Shareholder                                              Shareholder
            ----------------------        ------------               ----------------------        ------------
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         MIDWEST EXPRESS HOLDINGS, INC.
                            SAVINGS & INVESTMENT PLAN
                         SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 21, 2003
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned does hereby constitute and appoint Timothy E. Hoeksema and Carol N. Skornicka, or either of them, as proxies for the undersigned at the Special Meeting of Shareholders of Midwest Express Holdings, Inc. to be held on Friday, November 21, 2003 at the Clarion Hotel Airport, 5311 South Howell Avenue, Milwaukee, Wisconsin, at 10:00 a.m., Central Standard Time, and any adjournments or postponements thereof, to vote thereat the shares of stock held by the undersigned as fully and with the same effect as the undersigned might or could do if personally present at said Special Meeting or any adjournments or postponements thereof, hereby revoking any other Proxy heretofore executed by the undersigned for such Special Meeting. The undersigned acknowledges receipt of the notice of Special Meeting of Shareholders and the Proxy Statement.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, then the Proxy will be voted (1) FOR the issuance of $10,000,000 aggregate principal amount of convertible senior secured notes and the issuance of common stock of the Company upon conversion of such notes, (2) FOR the issuance of 1,882,353 shares of common stock of the Company, (3) FOR the Midwest Express Holdings, Inc. 2003 All-Employee Stock Option Plan and (4) FOR the amendment to Article Four of the Company's Restated Articles of Incorporation authorizing the increase in the number of authorized shares of the Company's common stock from 25,000,000 to 50,000,000.

                (Continued and to be signed on the reverse side)

                       SPECIAL MEETING OF SHAREHOLDERS OF

                         MIDWEST EXPRESS HOLDINGS, INC.

                            SAVINGS & INVESTMENT PLAN

                                November 21, 2003


                           Please vote, date, sign and
                           mail your proxy card in the
                            envelope provided as soon
                                  as possible.




  |                                                                          |
  v  Please detach along perforated line and mail in the envelope provided.  v
--------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------------------------
                                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE
            "FOR" PROPOSAL NO. 1, "FOR" PROPOSAL NO. 2, "FOR" PROPOSAL NO. 3 AND "FOR" PROPOSAL NO. 4.
                      PLEASE VOTE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
                           PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|

                                                                                         FOR   AGAINST   ABSTAIN

                                     1. To approve the issuance of $10,000,000           |_|     |_|       |_|
                                        aggregate principal amount of convertible
                                        senior secured notes and the issuance of
                                        common stock of the Company upon
                                        conversion of such notes.

                                     2. To approve the issuance of 1,882,353             |_|     |_|       |_|
                                        shares of common stock of the Company.

                                     3. To approve the Midwest Express Holdings,         |_|     |_|       |_|
                                        Inc. 2003 All-Employee Stock Option Plan.

                                     4. To approve a proposed amendment to Article       |_|     |_|       |_|
                                        Four of the Company's Restated Articles of
                                        Incorporation authorizing an increase in
                                        the number of authorized shares of the
                                        Company's common stock from 25,000,000 to
                                        50,000,000 with no change in the number of
                                        authorized shares of preferred stock.

-----------------------------------

                                                   Please mark here if you plan to attend the Meeting.   |_|

-----------------------------------
To change the address on your
account, please check the box at
right and indicate your new address
in the address space above. Please
note that changes to the registered
name(s) on the account may not be
submitted via this method.      |_|
-----------------------------------

Signature of                         Date:               Signature of                         Date:
Shareholder                                              Shareholder
            ----------------------        ------------               ----------------------        ------------
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
----------------------------------------------------------------------------------------------------------------